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                                                                    Exhibit 2.01

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                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                           CONCUR TECHNOLOGIES, INC.,

                            CANOE ACQUISITION CORP.,

                             CAPTURA SOFTWARE, INC.

                                       AND

                         FRED HARMAN, AS REPRESENTATIVE





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                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement") is entered into as of July 31, 2002 (the "Agreement Date") by and among Concur Technologies, Inc., a Delaware corporation ("Acquirer"), Canoe Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquirer ("Sub"), Captura Software, Inc., a Delaware corporation ("Company"), and Fred Harman, as Representative (as defined in Section 2.4(c)).

                                    RECITALS

     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the "Merger"), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger (as defined in Section 1.1) and the applicable provisions of the laws of the State of Delaware. The parties do not intend for the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     B. The Boards of Directors of Acquirer, Sub and Company have determined that the Merger is in the best interests of their respective companies and stockholders, have approved and declared advisable this Agreement and, accordingly, have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties' willingness to enter into this Agreement, Acquirer, Company, and certain of the Company Stockholders are executing and delivering voting agreements in the form attached hereto as Exhibit A (the "Voting Agreement").

     D. In connection with this Agreement, each of the Company Stockholders that is listed on the Schedule of Major Stockholders included in the Company Disclosure Letter (as defined below) is executing and delivering to Acquirer an investment representation letter in the form attached hereto as Exhibit B-1 (the "Major Stockholder Investment Representation Letter"), each other Company Stockholder that will receive Acquirer Common Stock (as defined below) pursuant to the Merger is executing to Acquirer and delivering an investment representation letter in the form attached hereto as Exhibit B-2 (the "Other Stockholder Investment Representation Letter"), and each Unaccredited Company Stockholder (as defined below) is executing and delivering to Acquirer a letter agreement in the form attached hereto as Exhibit B-3 (the "Letter Agreement" and together with the Major Stockholder Investment Representation Letters and the Other Stockholder Investment Representation Letters, the "Investment Representation Letters").

     E. Acquirer, Sub and Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

                                        1

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     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                               Certain Definitions

     1.1 As used herein, the following terms will have the meanings set forth below:

     "Acquirer Business" means the business of Acquirer and its Subsidiaries as presently conducted.

     "Acquisition Proposal" means any offer or proposal by a Person relating to:
(a) any acquisition or purchase of Company Capital Stock or Company Rights from Company by any Person or "group" (as defined under Section 13(d) of the Exchange Act representing more than a twenty percent (20%) voting interest in the total outstanding voting securities of Company or any of its Subsidiaries; (b) any tender offer or exchange offer that, if consummated, would result in any Person or "group" (as defined under Section 13(d) of the Exchange Act) beneficially owning Company Capital Stock or Company Rights representing twenty percent (20%) or more of the voting interest in the total outstanding voting securities of Company or any of its Subsidiaries; (c) any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests (or voting power) in the surviving or resulting entity of such transaction; (d) any sale, lease, exchange, transfer, license, acquisition or disposition of more than fifty percent (50%) of the assets of Company or any Subsidiary; (e) any sale, lease, exchange, transfer, license or disposition to a Person of the Company Business; or (f) any initial public offering of capital stock or other securities of Company pursuant to a registration statement filed under the Securities Act.

     "Acquirer Ancillary Agreements" means all agreements (other than this Agreement) and documents to which Acquirer is or will be a party that are required to be executed by Acquirer pursuant to this Agreement.

     "Acquirer Average Price Per Share" means $2.121.

     "Acquirer Common Stock" means the common stock, $0.001 par value per share, of Acquirer.

     "Affiliate" means an "affiliate" within the meaning of Rule 144 or Rule 405 promulgated under the Securities Act.

     "Applicable Law" means all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person's assets, properties or business.

     "Cash Consideration" means an amount of cash equal to $1,917,000 minus the Consideration Reduction Amount; provided that the "Cash Consideration" shall not be less than $0.

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      "Certificate of Merger" means a certificate of merger in the form of
Exhibit C.

      "Closing" means the closing of the transactions provided for herein.

      "Closing Capitalization Certificate" means a certificate executed on behalf of Company by its President and Chief Financial Officer setting forth the same information as is set forth on Schedule 3.4(a), Schedule 3.4(b)-1, Schedule 3.4(b)-2 and Schedule 3.4(b)-3 of the Company Disclosure Letter, but updated to be true and correct as of the Closing Date.

      "Closing Certificate" means a certificate dated as of the Closing Date and executed on behalf of Company by its President and its Chief Financial Officer setting forth Company's unaudited balance sheet as of the Closing Date, its unaudited income statement and statement of cash flows for the year through the Closing Date, an unaudited detailed reconciliation by general ledger account for the Balance Sheet as of the Closing Date, an unaudited working capital schedule by general ledger account as of the Closing Date, and an unaudited schedule of recurring revenue billable to customers by month (ASP, hosting and maintenance) as of the Closing Date.

      "Closing Date" means the first business day after all of the conditions to Closing set forth in Article 8 and Article 9 have been satisfied and/or waived in accordance with this Agreement, or at such other place, time or date as Acquirer and Company may mutually agree.

      "Company Ancillary Agreements" means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed by Company pursuant to this Agreement.

      "Company Business" means the business of Company and its Subsidiaries as presently conducted.

      "Company Capital Stock" means the outstanding shares of Company Common Stock, Company Preferred Stock and any other classes and series of common and preferred stock of Company that may exist, in each case on a fully diluted, as-converted basis, including all shares of such stock that are issuable upon the exercise of any outstanding convertible stock, convertible debt, options, warrants and other rights thereto (whether or not such rights are vested or exercisable).

      "Company Common Stock" means the common stock, $0.001 par value per share, of Company.

      "Company Common Stockholders" means the record holders of issued and outstanding shares of Company Common Stock on the Agreement Date, the Record Date or the Closing Date, as applicable.

      "Company Option" means each outstanding option to purchase shares of Company Common Stock.

                                        3

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     "Company Preferred Stock" means the Company Series 1 Preferred Stock, the
Company Series 2 Preferred Stock, the Company Series 2-A Preferred Stock, the Company Series 3 Preferred Stock and the Company Special Junior Preferred Stock.

     "Company Preferred Stockholders" means the record holders of issued and outstanding shares of Company Preferred Stock on the Agreement Date, the Record Date or the Closing Date, as applicable.

     "Company Rights" means all stock appreciation rights, options, warrants, calls, rights, commitments, subscriptions, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, subscription, conversion privilege or preemptive or other right or agreement.

     "Company Senior Preferred Stock" means the Company Series 1 Preferred Stock, the Company Series 2 Preferred Stock, the Company Series 2-A Preferred Stock and the Company Series 3 Preferred Stock.

     "Company Series 1 Preferred Stock" means the Series 1 Preferred Stock, $0.001 par value per share, of Company.

     "Company Series 2 Preferred Stock" means the Series 2 Preferred Stock, $0.001 par value per share, of Company.

     "Company Series 2-A Preferred Stock" means the Series 2-A Preferred Stock, $0.001 par value per share, of Company.

     "Company Series 3 Preferred Stock" means the Series 3 Preferred Stock, $0.001 par value per share, of Company.

     "Company Special Junior Preferred Stock" means the Special Junior Preferred Stock, $0.001 par value per share, of Company.

     "Company Share Number" means the aggregate number of shares of Company Series 3 Preferred Stock on an as converted to Company Common Stock basis, that are issued and outstanding immediately prior to the Effective Time.

     "Company Stockholders" means the Company Common Stockholders and the Company Preferred Stockholders.

     "Company Stockholder's Pro Rata Share" means, with respect to a Company Stockholder, the quotient obtained by dividing (a) the number of shares of Company Series 3 Preferred Stock held by such Company Stockholder immediately prior to the Effective Time, by (b) the total number of shares of Company Series 3 Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

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     "Company Stock Plan" means Company's 1997 Stock Plan.

     "Company Warrant" means each outstanding warrant to purchase shares of Company Common Stock or Company Preferred Stock.

     "Consideration Reduction Amount" means the sum of (A) the amount of cash paid (in lieu of Acquirer Common Stock) to "Unaccredited Company Stockholders" pursuant to Section 2.9(b) plus (B) the aggregate amount payable by Company or Acquirer pursuant to Company's Employee Retention Bonus Plan (the "Bonus Plan Amount"), plus (C) the amount by which Company Transaction Expenses (as defined in Section 9.18) exceeds $200,000 ("Excess Transaction Expenses"), plus (D) the amount that the aggregate amount payable to Silicon Valley Bank pursuant to the "success fee" provisions of the Amended and Restated Loan and Security Agreement between Company and Silicon Valley Bank exceeds $100,000 (the "Excess SVB Amount").

     "Contract" means any contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, letter of intent, quotation or purchase order (whether verbal or in writing).

     "Delaware Law" means the Delaware General Corporation Law.

     "Dissenting Shares" means any shares of Company Common Stock and Company Preferred Stock that (a) are outstanding immediately before the Effective Time and (b) with respect to which dissenters' rights to obtain payment for or appraisal of such dissenting shares in accordance with Delaware Law have been duly and properly exercised and perfected in connection with the Merger.

     "Effective Time" means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware as a result of the filing with the Delaware Secretary of State of the Certificate of Merger pursuant to, and in conformity with, the requirements of Section 251 of the Delaware Law.

     "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including, but not limited to, any restriction on (a) the voting of any security, any restriction on the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding non-exclusive licenses or other non-exclusive rights to use Intellectual Property Rights.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any entity which is a member of any of the following which includes Company or any of its Subsidiaries: (a) a "controlled group of corporations," as defined in Section 414(b) of the Code; (b) a group of entities under "common control," as defined in Section 414(c) of the Code; or
(c) an "affiliated service group," as defined in Section 414(m) of the Code or any treasury regulations promulgated under Section 414(o) of the Code.

                                       5

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     "Escrow Cash Amount" means the sum of (a) $191,700 plus (b) ten percent
(10%) of the amount of cash paid (in lieu of Acquirer Common Stock) to "Unaccredited Company Stockholders" pursuant to Section 2.10(b).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Authority" means any court, administrative agency, commission or other governmental authority.

     "Hold Back Amount" means 1,102,500 shares of Acquirer Common Stock.

     "Hold Back Release Date" means September 30, 2002.

     "Intellectual Property Rights" means, collectively, all worldwide industrial and intellectual property rights, including rights arising in or under patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, moral rights, franchises, licenses, inventions, trade secrets and know-how.

     "knowledge" means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual, or (b) with respect to any Person that is not an individual, any officer, director, partner, member, executor, trustee or other similar representative of such Person, as applicable, provided that with respect to directors of a Person that is not an individual, knowledge is limited to the actual knowledge of such directors. Any such individual, officer, partner, member, executor, trustee or other similar representative (other than a director) of any Person that is not an individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such fact, circumstance, event or other matter is reflected in one (1) or more documents (whether written or electronic, including electronic mails sent to or by such individual, officer, director, partner, member, executor, trustee or other similar representative) in, or that have been in, the possession of such individual, officer, director, partner, member, executor, trustee or other similar representative, including his or its personal files, or (b) such fact, circumstance, event or other matter is reflected in one (1) or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual, officer, director, partner, member, executor, trustee or other similar representative in the customary performance of such duties and responsibilities.

                                       6

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         "Liabilities" means any debt, liability and obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.

         "Material Adverse Change" or "Material Adverse Effect," when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect that, either individually or in the aggregate, is materially adverse, or that could reasonably be expected to be materially adverse, to the condition (financial or otherwise), properties, assets (including intangible assets), business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; except to the extent that any such event, change, violation, inaccuracy, circumstance or effect results from (a) changes in the price or trading volume of the Acquirer Common Stock,
(b) execution or performance of the Employee Transition Plan, (c) changes in general economic conditions, or (d) changes generally affecting the industry in which such Person operates (if such changes do not affect such Person in a substantially disproportionate manner); provided that a change or changes in the market price or trading volume of the Acquirer Common Stock, in and of themselves, shall not be deemed to be a Material Adverse Effect or Material Adverse Change with respect to Acquirer.

         "Permitted Lien" means any mechanics', carriers', warehousemen's and other similar liens arising in the ordinary course of business, consistent with past practice, including liens for taxes not yet due and payable.

         "Person" means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

         "Release Date" means the September 30, 2003.

         "Retention Bonus Recapture Cash Amount" means an amount of cash equal to the amount, if any, of any bonus under Company's Employee Retention Bonus Plan payable to a Continuation Employee after the Closing Date (which bonus is specified in the Schedule of Retention Bonus Allocation included in the Company Disclosure Letter) that is forfeited to (or otherwise is not required to be paid
by) Acquirer or the Surviving Corporation pursuant to the terms of such plan.

         "Per Share Retention Bonus Recapture Amount" means the quotient obtained by dividing (a) the Retention Bonus Recapture Cash Amount, by (b) the Company Share Number.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Series 3 Preferred Cash Amount" means the quotient (calculated to the seventh decimal place) obtained by dividing (a) the Cash Consideration, by (b) the Company Share Number.

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     "Series 3 Preferred Conversion Number" means the quotient (calculated to the seventh decimal place) obtained by dividing (a) the Stock Consideration by
(b) the Company Share Number.

     "Stock Consideration" means 5,205,678 shares of Acquirer Common Stock less a number of shares of Acquirer Common Stock equal to the quotient obtained by dividing (i) the amount (if any) by which the Consideration Reduction Amount exceeds $1,917,000, by (ii) the Acquirer Average Price Per Share; rounded down to the nearest whole share.

     "Sub Ancillary Agreements" means all agreements (other than this Agreement) and documents to which Sub is or will be a party that are required to be executed by Sub pursuant to this Agreement.

     "Subsidiary" of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     "tax" and "taxes" mean all income, gains, franchise, excise, property, sales, use, employment, license, payroll, services, occupation, recording, value added or transfer taxes, governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest, penalties, fines or additions to tax and interest on such penalties, fines and additions to tax.

     "Termination Date" means August 5, 2002.

     "Total Consideration" means (i) the Cash Consideration, plus (ii) the Stock Consideration, plus (iii) the Bonus Plan Amount, plus (iv) the Excess SVB Amount.

                                   ARTICLE 2
                             Plan of Reorganization

     2.1 The Merger. The Certificate of Merger will be filed with the Delaware Secretary of State as soon as practicable after the Closing. The effective time of the Merger (the "Effective Time") will be the time of filing of the Certificate of Merger, unless otherwise specified in the Certificate of Merger, which will occur on the Closing Date at 10:00 a.m., Pacific Time, or at such other date or time as Acquirer and Company may mutually agree. Subject to the terms and conditions of this Agreement, at the Effective Time Sub will be merged with and into Company in a statutory merger, the separate existence of Sub will cease with Company to be the surviving corporation in the Merger (the "Surviving Corporation"), all pursuant to the Certificate of Merger and in accordance with applicable provisions of Delaware Law.

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     2.2  Conversion and Exchange of Shares.

          (a) Conversion of Sub Stock. At the Effective Time, each share of Sub common stock that is issued and outstanding immediately before the Effective Time will be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

          (b)  Conversion of Company Capital Stock.

               (i) Conversion of Company Series 3 Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series 3 Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of Acquirer, Company or the holder thereof (except as expressly provided herein) and in accordance with the provisions of Article 5,
Section 2 of Company's certificate of incorporation, be converted into and represent the right to receive (A) the number of shares of Acquirer Common Stock that is equal to the Series 3 Preferred Conversion Number, (B) an amount of cash equal to the Series 3 Preferred Cash Amount and (C) an amount of cash equal to the Per Share Retention Bonus Recapture Amount, provided that the right to receive cash pursuant to this Section 2.2(b)(i)(C) shall be subject to the provisions of Section 6.5 hereof. The shares of Acquirer Common Stock issued upon conversion of shares of Company Series 3 Preferred Stock pursuant to this
Section 2.2(b)(i) are referred to herein as the "Merger Shares." The number of Merger Shares to be issued to each Company Stockholder pursuant to this Section 2.2(b)(i) will be computed after aggregating all Merger Shares to be received by such Company Stockholder. The preceding provisions of this Section 2.2(b)(i) are subject to the provisions of Section 2.2(e) (regarding the elimination of fractional shares of Acquirer Common Stock), Section 2.2(d) (regarding the continuation of vesting and repurchase rights), Section 2.3 (regarding rights of holders of Dissenting Shares), Section 2.4 (regarding the withholding of the Escrow Fund, as defined in Section 2.5) and Section 2.9 (regarding securities law issues).

               (ii) Cancellation of Company Common Stock and other Company Preferred Stock. Subject to the terms and conditions of this Agreement and in accordance with the provisions of Article 5, Section 2 of Company's certificate of incorporation, at the Effective Time, each share of Company Common Stock, Company Series 1 Preferred Stock, Company Series 2 Preferred Stock, Company Series 2-A Preferred Stock and Company Special Junior Preferred Stock that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of Acquirer, Company or the holder thereof, be cancelled and extinguished without any conversion thereof and without the issuance or payment of any consideration therefor.

          (c)  Cancellation of Company-Owned Stock. Notwithstanding Section 2.2
(b), each share of Company Series 3 Preferred Stock held by Company or any of its Subsidiaries immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration therefor.

               (d) Continuation of Vesting and Repurchase Rights. If any shares of Company Series 3 Preferred Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option or any other condition providing that such shares may be forfeited to or repurchased by Company or any Affiliate of Company, as the case may be, upon any termination of the employment, directorship or other relationship with Company or any Affiliate of Company of the holder of such shares under the terms of any restricted stock purchase agreement, stock option agreement or other agreement with Company (such shares being referred to herein as "Unvested Company Shares"), then such repurchase option or other condition will be assigned to Acquirer and the shares of Acquirer Common Stock issued upon the conversion of such Unvested Company Shares in the Merger will (a) be unvested shares (such shares being referred to herein as "Unvested Acquirer Shares"), (b) be converted into Acquirer Common Stock in accordance with Section 2.2(b), and (c) continue to be subject to the same repurchase options or other conditions, as applicable, immediately following the Effective Time as the Unvested Company Shares for which such shares of Acquirer Common Stock were exchanged were subject to immediately prior to the Effective Time. The certificates representing Unvested Acquirer Shares will accordingly be marked with appropriate legends noting such repurchase options or other conditions. Company will take all actions that may be necessary to ensure that, from and after the Effective Time, Acquirer (or its assignee) is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement, stock option agreement or other agreement.

               (e) Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the Merger. In lieu thereof, each holder of shares of Company Series 3 Preferred Stock who would otherwise be entitled to receive a fraction of a share of Acquirer Common Stock pursuant to Section 2.2(b), computed after aggregating all shares of Acquirer Common Stock to be received by such holder pursuant to Section 2.2(b), will instead receive from Acquirer, upon surrender of such holder's Certificates (as defined in Section 7.2(b)) pursuant to Article 7, an amount of cash (rounded to the nearest cent) equal to the product obtained by multiplying (a) the Acquirer Average Price Per Share by (b) the fraction of a share of Acquirer Common Stock that such holder would otherwise have been entitled to receive. The aggregate amount of cash to be received by each Company Stockholder will be computed after aggregating all cash to be received by such Company Stockholder pursuant to the foregoing and pursuant to Section 2.2(b)(i)(B), rounded to the nearest whole cent.

         2.3 Dissenting Shares. Holders of Dissenting Shares (if any) will be entitled to appraisal rights under Section 262 of Delaware Law with respect to such Dissenting Shares, and such Dissenting Shares will not be converted into shares of Acquirer Common Stock in the Merger; provided, however, that nothing in this Section 2.3 is intended to remove, release, waive, alter or affect any of the conditions to Acquirer's and Sub's obligations to consummate the Merger set forth in Section 9.11 or in any other provision of this Agreement relating to Dissenting Shares. Shares of Company Series 3 Preferred Stock that are outstanding immediately before the Effective Time and with respect to which dissenting stockholders' rights of appraisal under Delaware Law have either (i) not been properly exercised and perfected or (ii) with the consent of Company and Acquirer, been withdrawn, will, when such dissenting stockholders' rights of appraisal can no longer be legally exercised under Delaware Law, be converted into cash and shares of Acquirer Common Stock as provided in Section 2.2(b).

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         2.4   Escrow and Hold Back.

               (a) Escrow. At the Effective Time, Acquirer will withhold from the shares of Acquirer Common Stock issuable, and from the cash payable, to each Company Stockholder in the Merger upon the conversion of such Company Stockholder's Company Series 3 Preferred Stock pursuant to Section 2.2(b), such Company Stockholder's Pro Rata Share of ten percent (10%) of the Total Consideration, provided that such withholding of shares of Acquirer Common Stock and cash shall be effected in a manner such that the total amount of cash so withheld from all Company Stockholders shall not exceed the Escrow Cash Amount, with Acquirer Common Stock constituting the remainder of such withheld Total Consideration (such cash withheld, the "Escrow Cash" and such shares of Acquirer Common Stock withheld, the "Escrow Shares"); and provided further that (a) the number of shares of Acquirer Common Stock so withheld from each Company Stockholder shall be rounded down to the nearest whole share and the amount of cash so withheld from each Company Stockholder shall be rounded up to the nearest whole cent, and (b) subject to the foregoing, the proportion of shares of Acquirer Common Stock and cash so withheld from a Company Stockholder shall be the same for each Company Stockholder. Any cash dividends, shares of Acquirer Common Stock or other equity securities or other rights issued or distributed by Acquirer (including shares issued upon a stock split, stock dividend or similar event) in respect of Escrow Shares (the "New Escrow Shares") will also be withheld. The Escrow Cash, the Escrow Shares and any New Escrow Shares are collectively referred to herein as the "Escrow Fund." If a Company Stockholder holds both (a) vested shares of Company Series 3 Preferred Stock and (b) Unvested Company Shares, then to the extent possible, with respect to such Company Stockholder, upon conversion of shares of Company Series 3 Preferred Stock held by such Company Stockholder into shares of Acquirer Common Stock, the shares of Acquirer Common Stock which are not Unvested Acquirer Shares will be withheld and placed in escrow prior to withholding any Unvested Acquirer Shares in escrow.

               (b) Escrow Agreement. At or prior to the Closing, Acquirer, the Representative (as defined below) and State Street Bank and Trust Company of California, N.A., a national banking association, as escrow agent, or such other escrow agent as is appointed by Acquirer, subject to the approval of Company, which approval shall not be unreasonably withheld or delayed (the "Escrow Agent"), shall enter into an escrow agreement, effective as of the Closing, in substantially the form of Exhibit D, together with such changes thereto as are reasonably requested by the Escrow Agent (the "Escrow Agreement"). Acquirer shall cause the Escrow Fund to be deposited into an escrow account held by the Escrow Agent (the "Escrow Account") on or about the Closing Date. The Escrow Fund shall be held in the Escrow Account for the sole purpose of securing Acquirer's indemnification rights under Article 11. The Acquirer Common Stock in the Escrow Fund will be represented by certificates issued in the names of each Company Stockholder in proportion to the amounts of Acquirer Common Stock withheld from each Company Stockholder as specified in the first sentence of this Section 2.4 and, together with the Escrow Cash, will be held by the Escrow Agent, subject to the terms and conditions of Article 11 and the Escrow Agreement.

               (c) Representative. In the event that the Merger is approved by the Company Stockholders as provided herein, the Company Stockholders shall, without the need for any further act of any Company Stockholder, be deemed to have consented to and approved (i) the use of the Escrow Shares as collateral for Company's indemnification obligations under Section 11.2 in the manner set forth in the Escrow Agreement, (ii) the appointment of Fred Harman as the representative of the Company Stockholders (the "Representative") under the Escrow Agreement and as the attorney-in-fact and agent for and on behalf of each Company Stockholder (other than holders of Dissenting Shares), and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under Articles 11 and 12 hereof and the Escrow Agreement (including, without limitation, the exercise of the power to: authorize delivery to Acquirer of Escrow Shares in satisfaction of claims by Acquirer; agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; resolve any claim made pursuant to Section 11.2; and take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing) and
(iii) to all of the other terms, conditions and limitations in the Escrow Agreement, including but not limited to the powers and rights of the Representative under the Escrow Agreement.

               (d) Hold Back. In addition to the foregoing, at the Effective Time, Acquirer will withhold from the Merger Consideration issuable to each Company Stockholder in the Merger upon the conversion of Company Series 3 Preferred Stock pursuant to Section 2.2(b), such Company Stockholder's Pro Rata Share of the Hold Back Amount of shares of Acquirer Common Stock (the "Hold Back Shares"). Any cash dividends, shares of Acquirer Common Stock or other equity securities or other rights issued or distributed by Acquirer (including shares issued upon a stock split, stock dividend or similar event) in respect of Hold Back Shares (the "New Hold Back Property") will also be withheld. The Hold Back Shares and any New Hold Back Property are collectively referred to herein as the "Hold Back Fund." Any cash in the Hold Back Fund will not be subject to interest (or similar earnings). The Hold Back Fund will be held by Acquirer, subject to the terms and conditions of Article 12.

         2.5 Company Stock Options. At the Effective Time, all Company Options outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any further action on the part of Acquirer, Company or any holder thereof, be terminated and cancelled without any conversion or assumption thereof. Company will take all actions that are necessary, under the Company Stock Plan to make effective the transactions contemplated by this Section 2.5.

         2.6 Other Rights. At the Effective Time, all outstanding Company Warrants and other rights to acquire shares of Company Common Stock or Company Preferred Stock will, by virtue of the Merger and without any further action on the part of Acquirer, Company or any holder thereof, be terminated and cancelled without any conversion or assumption thereof.

         2.7   Effects of the Merger.

               (a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Corporation, and all Liabilities and duties of Company and Sub will become the Liabilities and duties of the Surviving Corporation.

               (b) Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of Sub will continue unchanged (other than the name of the Surviving Corporation) and be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time.

               (c) Directors and Officers. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

         2.8 Further Assurances. Company agrees that if, at any time after the Effective Time, Acquirer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation, Sub or Acquirer, title to any property or rights of Company as provided herein, Acquirer and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation, Sub or Acquirer, and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise.

         2.9   Securities Law Issues; Registration Rights.

               (a) Based in part on the representations of the Company Stockholders made in the Investment Representation Letters, the shares of Acquirer Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws. At the Closing, Acquirer will enter into a Declaration of Registration Rights in the form attached hereto as Exhibit E (the "Declaration of Registration Rights") with respect to the shares of Acquirer Common Stock to be issued to the Company Stockholders. Subject to compliance by Acquirer with its obligations under the Declaration of Registration Rights, holders of shares of Acquirer Common Stock to be issued in the Merger will be wholly responsible for compliance with all federal and state securities laws regarding the sale, transfer or other disposition of such shares.

               (b) Company agrees that if Acquirer considers or is advised that, in order for the issuance of equity securities by Acquirer pursuant to this agreement to comply with Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act and exemptions from qualification under applicable state securities laws, it is reasonably necessary or desirable to pay cash to Company Stockholders that are not "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act (each an "Unaccredited Company Stockholder"), in lieu of conversion of their shares of Company Series 3 Preferred Stock into the right to receive Acquirer Common Stock and cash provided in Section 2.2(b), Acquirer may elect, in its discretion, to convert any Company Series 3 Preferred

Stock held by an Unaccredited Company Stockholder into the right to receive an amount of cash equal to (i) the product of the number of shares of Acquirer Common Stock that would otherwise be issuable to such Unaccredited Company Stockholder pursuant to Section 2.2(b) multiplied by the Acquirer Average Price Per Share, plus (ii) the amount of cash to which such Unaccredited Company Stockholder would have been entitled to receive under Section 2.2(b).

         2.10 Reorganization. The parties do not intend that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 3
                    Representations and Warranties of Company

         Company represents and warrants to Acquirer that, except as set forth in the letter addressed to Acquirer by Company that is executed by the Chief Executive Officer and the Chief Financial Officer of Company and dated as of the Agreement Date, (including all schedules thereto) which has been delivered by Company to Acquirer concurrently herewith (the "Company Disclosure Letter"), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Company Disclosure Letter will also be deemed to be representations and warranties made and given by Company under this Article 3.

         3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company. Company is not in violation of its Certificate of Incorporation or Bylaws.

         3.2 Subsidiaries. Except as set forth in Schedule 3.2 of the Company Disclosure Letter, Company has no Subsidiaries or any equity interest, direct or indirect, in, or loans to, any corporation, partnership, limited liability company, joint venture or other entity. Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in, or capital contribution in or on behalf of any other Person. Schedule 3.2 of the Company Disclosure Letter sets forth, with respect to each Subsidiary of Company, (a) its jurisdiction of incorporation or organization, (b) a correct and complete list of all jurisdictions in which it is qualified to do business, and (c) the address of its principal executive offices. Each of the Subsidiaries listed on
Schedule 3.2 of the Company Disclosure Letter is duly organized, validly existing and in good standing (or appropriately recognized as legally in existence and active under the laws of its jurisdiction) under the laws of the jurisdiction of incorporation or organization identified on Schedule 3.2 of the Company Disclosure Letter, and has the requisite power and authority to conduct its business as it is presently being conducted. No other corporate proceedings on the part of any Subsidiary of Company are necessary to authorize this Agreement, the Company

Ancillary Agreements and the transactions contemplated hereby and thereby. Each Subsidiary of Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on such Subsidiary. Neither Company nor any of its Subsidiaries is a general or limited partner of any general partnership, limited partnership or other entity.

         3.3   Power, Authorization and Validity.

               (a) Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements. The execution, delivery and performance by Company of this Agreement and the Company Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by the Board of Directors of Company (subject only to approval of this Agreement and the Merger by the stockholders of Company), and this Agreement has been duly executed and delivered by Company.

               (b) No governmental filing, authorization, consent or approval is necessary to enable Company to enter into, and to perform its obligations under, this Agreement and the Company Ancillary Agreements, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

               (c) This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

         3.4   Capitalization.

               (a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of Company consists solely of 150,000,000 shares of Company Common Stock and 117,180,000 shares of Company Preferred Stock, consisting of 36,000,000 shares designated as Company Series 1 Preferred Stock, 25,000,000 shares designated as Company Series 2 Preferred Stock, 19,000,000 shares designated as Company Series 2-A Preferred Stock, 30,000,000 shares designated as Company Series 3 Preferred Stock, and 7,180,000 shares designated as Company Special Junior Preferred Stock. A total of 360,830 shares of Company Common Stock are issued and outstanding as of the Agreement Date. A total of 29,448,514 shares of Company Series 1 Preferred Stock, 10,267,139 shares of Company Series 2 Preferred Stock, 8,120,113 shares of Company Series 2-A Preferred Stock, 24,320,311 shares of Company Series 3 Preferred Stock and 7,177,921 shares of Company Special Junior Preferred Stock, are issued and outstanding as of the Agreement Date. The numbers of issued and outstanding shares of Company Common Stock and Company Preferred Stock held by each Company Stockholder are set forth in Schedule 3.4(a) of the Company Disclosure Letter, and no shares of Company Common Stock or Company Preferred Stock are issued or outstanding as of the Agreement Date that are not set forth in Schedule 3.4(a) of the Company Disclosure Letter and no such shares will be issued or outstanding as of the Closing Date that are not set forth in Schedule 3.4(a) of the Company

Disclosure Letter except for shares of Company Common Stock issued pursuant to the exercise of Company Options listed in Schedule 3.4(b)-1 of the Company Disclosure Letter that are outstanding as of the Agreement Date. The information set forth on the Closing Capitalization Certificate with respect to the information set forth on Schedule 3.4(a) of the Company Disclosure Letter will be, as of the Closing Date, true and correct. All issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by Company in compliance in all material respects with all Applicable Laws and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by Company.

               (b) Options, Warrants and Rights. Company has reserved an aggregate of 6,570,000 shares of Company Common Stock for issuance pursuant to the Company Stock Plan (including shares subject to outstanding Company Options). Company has granted no options outside of the Company Stock Plan. A total of 5,544,112 shares of Company Common Stock are subject to outstanding Company Options as of the Agreement Date and as of the Closing Date. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, for each Company Option,
(i) the name of the holder of such Company Option, (ii) the exercise price per share of such Company Option, and (iii) the number of shares covered by such Company Option. The terms of the Company Plan permit the termination of the Company Options as provided in this Agreement, without the consent or approval of the holders of such Company Options, the Company Stockholders. Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth, for each Company Warrant,
(i) the name of the holder of such Company Warrant, (ii) the exercise price per share of such Company Warrant, (iii) the number of shares covered by such Company Warrant, (iv) whether such Company Warrant by its terms is required to be assumed or exchanged by Acquirer in connection with the Merger, and, if applicable, (v) the vesting schedule for such Company Warrant, (vi) the extent such Company Warrant is vested as of the Agreement Date, and (vii) whether the exercisability (or other vesting) of such Company Warrant will be accelerated in any manner by any of the transactions contemplated by this Agreement or by any Company Ancillary Agreement or upon any other event or condition and the extent of acceleration, if any. Schedule 3.4(b)-3 of the Company Disclosure Letter sets forth all holders of Unvested Company Shares, and for each such holder, the number of Unvested Company Shares held, the terms of Company's rights to repurchase such Unvested Company Shares, the schedule on which such rights lapse and whether such repurchase rights lapse in full or in part as a result of the Merger or upon any other event. The information set forth on each of the Closing Capitalization Certificate with respect to the information set forth on Schedule 3.4(b)-1, Schedule 3.4(b)-2 and Schedule 3.4(b)-3 of the Company Disclosure Letter will be, as of the Closing Date, true and correct. A true and correct copy of the Company Stock Plan, the standard agreement under the Company Stock Plan and each agreement for each Company Option that does not conform to the standard agreement under the Company Stock Plan have been delivered by Company to Acquirer or Acquirer's legal counsel. The vesting or exercisability (or any other material terms) of any Company Option or Unvested Company Share, will not accelerate or otherwise change as a result of the execution and delivery of this Agreement or the consummation of the Merger or the transactions contemplated hereby or the occurrence of any subsequent event (such as the termination of employment of the option holder following consummation of the Merger). All outstanding Company Options and Company Warrants have been issued and granted in compliance in all material respects with all requirements of Applicable Laws and all requirements set forth in applicable agreements or instruments. Except for Company Options, Company Warrants and the conversion rights of the Company Preferred Stock, there are no Company Rights outstanding.

               (c) No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements or proxies applicable to any outstanding shares of Company Capital Stock, any Company Options or any Company Warrants or to the conversion of any shares of Company Capital Stock in the Merger pursuant to any Contract to which Company is a party or, to Company's knowledge, pursuant to any other Contract. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

               (d) Subsidiaries. Schedule 3.4(d) of the Company Disclosure Letter sets forth, with respect to each Subsidiary of Company, the number of authorized and the number of issued and outstanding shares of each class of its capital stock (or other description of other equity interest) and the identity of each holder thereof. Company owns good and marketable record and beneficial title to all of the issued and outstanding capital or other stock or other equity interests of each Subsidiary set forth on Schedule 3.4(d) of the Company Disclosure Letter free and clear of any Encumbrance. All such issued and outstanding capital or other stock or other equity interests have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to or in violation of any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the relevant Subsidiary in compliance in all material respects with all requirements of Applicable Law and all requirements set forth in applicable agreements or instruments. There are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any capital or other stock or other equity interest of any Subsidiary of Company or any securities or debt convertible into or exchangeable for such capital or other stock or other equity interest or obligating such Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

         3.5 No Conflict. The execution and delivery of this Agreement and the Company Ancillary Agreements by Company, and the consummation of transactions contemplated hereby or thereby, will not (i) conflict with or result in any violation of (with or without notice or lapse of time or both) any provision of the Certificate of Incorporation or Bylaws of Company, or (ii) conflict with or violate any Applicable Law, judgment, order or decree applicable to Company or any of its material assets or properties, or (iii) require the consent, approval, assignment, notice, release, waiver, authorization or other certificate of any third party to ensure that, following the Effective Time, any agreement, contract, undertaking, understanding, letter of intent, memorandum of understanding, binding commitment, material instrument (including any note, bond, mortgage or indenture), lease, license, permit, franchise, assignment, transaction, obligation or Company Material Agreement (as defined in Section 3.11) to which the Company is a party or by which Company or any of its material assets or properties are bound or affected in order to continue to be in full force and effect without any breach or violation thereof. Neither Company's entering into this Agreement nor the consummation of the Merger or any other transaction contemplated by this Agreement or any Company Ancillary Agreement will give rise to, or trigger the application of, any rights of any third party under any Contract to which Company or any of its Subsidiaries is a party that would come into effect upon the consummation of the Merger.

         3.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or, to its knowledge, threatened against Company or any Subsidiary (or against any officer, director, employee, agent or other similar representative of Company or any of its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Company or any of its Subsidiaries) before any court, Governmental Authority or arbitrator, nor, to Company's knowledge, has any such action, suit, arbitration, mediation, proceeding, claim or investigation been threatened, nor, to Company's knowledge, is there any reasonable basis therefor. There is no judgment, decree, injunction, rule or order of any court, Governmental Authority or arbitrator outstanding against Company or any of its Subsidiaries. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending, or to Company's knowledge, threatened related to the prior employment of any of Company's employee or consultants, their use in connection with Company's business, products or services of any information, technology or techniques allegedly proprietary to any of the former employers, clients or other parties, or their obligations under any agreements with prior employees, clients or other parties, nor, to Company's knowledge, is there any reasonable basis therefor.

         3.7 Company Financial Statements. Company has delivered to Acquirer its audited balance sheets as of December 31, 2001 and December 31, 2000 and its audited income statements and statements of cash flows for the years then ended, and its unaudited balance sheet (the "Balance Sheet") as of July 31, 2002 (the "Balance Sheet Date"), its unaudited income statement and statement of cash flows for the seven (7) month period then ended, the month then ended and the quarter ended June 30, 2002, an unaudited detailed reconciliation by general ledger account for the Balance Sheet as of the Balance Sheet Date, an unaudited working capital schedule by general ledger account as of the Balance Sheet Date (collectively, the "Financial Statements"), and an unaudited schedule of recurring revenue billable to customers by month (ASP, hosting and maintenance) as of the Balance Sheet Date (the "MRR Schedule"), a copy of each of which is included as Schedule 3.7 of the Company Disclosure Letter. The Financial Statements (a) fairly present the financial condition of Company at the respective dates specified therein and the results of operations for the respective periods specified therein in conformity with GAAP applied on a consistent basis; and (b) have been prepared in accordance with GAAP applied on a basis consistent with prior periods except, with respect to unaudited Financial Statements, for any absence of notes thereto and subject to normal year-end audit adjustments which are not material in any individual case and do not exceed $25,000 in the aggregate. Company has no Liability, except for (a) those set forth in the Financial Statements, (b) those incurred in the ordinary course of Company's business, consistent with past practice, that are not material in amount either individually or collectively and do not result from any breach of contract, tort or violation of law, and (c) Liabilities incurred pursuant to the performance of its obligations pursuant to this Agreement; provided that if such Liability was incurred before the

Balance Sheet Date, it is not required under GAAP to be set forth in the Financial Statements. The MRR Schedule is accurate, correct and complete in all respects. There has been no change in Company's accounting policies other than as specifically described in the notes to the Financial Statements. All reserves established by Company that are set forth or reflected on the Balance Sheet are adequate and have been established in accordance with GAAP.

     3.8  Intentionally Omitted.

     3.9  Taxes.

          (a) Company and each of its Subsidiaries have timely filed all material returns, reports, estimates and information statements relating to taxes (the "Returns") required to be filed by Company or such Subsidiary. All such Returns are true, complete and correct in all material respects. Company and each of its Subsidiaries have paid when due all material taxes required to be paid in respect of all periods for which Returns have been filed, have made all necessary estimated tax payments, and have no Liability for taxes for any period or portion of a period prior to the Effective Time in excess of the amount so paid, except to the extent (i) adequate reserves therefor have been established in the Financial Statements, or (ii) such Liability was incurred after the Balance Sheet Date in the ordinary course of business and consistent with prior practice. No deficiencies for any tax have been threatened, claimed, proposed or assessed against Company or any of its Subsidiaries which have not been settled or paid. No Return of Company or any of its Subsidiaries has ever been audited by the Internal Revenue Service or any other taxing agency or authority, no such audit is in progress and neither Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination. No adjustment relating to any Returns filed by Company or any of its Subsidiaries has been proposed in writing by any tax authority to Company or any of its Subsidiaries (or any representative thereof). There is not in effect any waiver by Company or any of its Subsidiaries of any statute of limitations with respect to any taxes or agreement to any extension of time for filing any Return which has not been filed, and Company has not consented to extend to a date later than the Agreement Date the period in which any tax may be assessed or collected by any taxing authority. Company is not a party to, and does not owe any amount under, any tax-sharing, tax allocation or tax indemnity agreement. Company has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company) and has no Liability for the taxes of any Person (other than Company) under Section 1.1502-6 of the Treasury Regulations issued under the Code (the "Regulations") (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

          (b) Company and its Subsidiaries have complied with all Applicable Laws relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws, including federal and state income taxes, FICA, Medicare and FUTA, and has timely filed all withholding tax returns.

          (c) Since its inception, Company has not been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Regulations, and Company has filed with the Internal Revenue Service all statements, if any, which are required under
Section 1.897-2(h) of the Regulations.

          (d) No benefit payable or which may become payable by Company or any of its Subsidiaries pursuant to any Employee Plan (as defined in Section 3.18(b) of the Agreement) or as a result of or arising under this Agreement or the Certificate of Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

          (e) Neither Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

          (f) Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code either in the two
(2) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

     3.10 Title to Assets and Properties; Condition of Equipment and Property. Company and each of its Subsidiaries has good and marketable title to or, in the case of leased properties and assets, valid leasehold interests in, all of its assets (other than Company IP Rights) and properties used in the Company Business or as shown on the Balance Sheet included in the Financial Statements, free and clear of any Encumbrance (other than Permitted Liens and such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and which do not materially detract from the value thereof or materially interfere with the use thereof or the use affected thereby (as currently used by Company)). Such assets are sufficient for the continued operation of the business of Company consistent with its current practice. All leases of real or personal property to which Company or any of its Subsidiaries is a party are fully effective in accordance with their respective terms. Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company received any notice of violation of law with which it has not complied. Company does not own any real property. Schedule 3.10 to the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company with an individual value of $2,500 or greater per item.

     3.11 Absence of Certain Changes. Since the Balance Sheet Date, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and there has not been with respect to Company or any of its Subsidiaries:

          (a) any Material Adverse Change;

          (b) any Liability incurred as guarantor or surety with respect to the obligations of others;

          (c) any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of moneys;

          (d) any making of any loan, advance or capital contribution to, or investment in, any Person other than loans or advances to employees for travel and other reimbursable expenses made in the ordinary course of business, consistent with past practice;

          (e) any Encumbrance placed on any of its properties or granted with respect to any of its assets other than Permitted Liens;

          (f) any purchase, license, sale or other disposition, or any Contract for the purchase, license, sale or other disposition or transfer, of any properties, assets or goodwill of Company other than a license of any product or products of Company in the ordinary course of business consistent with past practice;

          (g) any material damage, destruction or loss, whether or not covered by insurance, affecting properties, assets or business;

          (h) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, any split, stock dividend, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by it of its capital stock;

          (i) any entry into, amendment of, relinquishment, termination or nonrenewal by it of any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of, or payments to it in excess of, $25,000 individually or $100,000 in the aggregate;

          (j) any payment or discharge of an Encumbrance or Liability on any of its assets or properties, which Encumbrance or Liability was not either (i) shown on the Balance Sheet included in the Financial Statements or (ii) incurred in the ordinary course of business, consistent with past practice, after the Balance Sheet Date;

          (k) any Liability incurred by it to any of its officers, directors or stockholders;

          (l) any amendment or change in its Certificate of Incorporation or Bylaws or similar charter documents;

          (m) any deferral of the payment of any accounts payable outside the ordinary course of business or in an amount which is material, or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

          (n) any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;

          (o) any labor dispute or claim of unfair labor practices;

          (p) any change with respect to the Persons listed on the Schedule of Key Employees included in the Company Disclosure letter (the "Key Employees"), the Persons listed on the Schedule of Continuation Employees included in the Company Disclosure Letter (the "Continuation Employees") or the management and supervisory personnel of the Company (the "Management Employees");

          (q) any termination of employment of a material number of its employees;

          (r) any sale, issuance, creation, grant or authorization of the issuance or grant of (i) any shares of its capital stock of any class or series or other security (other than (A) options issued to its employees in the ordinary course of business, consistent with past practice, and identified in
Schedule 3.4(b)-1 of the Company Disclosure Letter (all of which had been granted as of the Agreement Date), or (B) pursuant to the exercise of outstanding Company Options and Company Warrants identified on Schedule 3.4(b)-1 and Schedule 3.4(b)-2 of the Company Disclosure Letter); (ii) any option, call, warrant, obligation, subscription or other right to acquire any capital stock or any other security, except for Company Options and Company Warrants identified on Schedule 3.4(b)-1 and Schedule 3.4(b)-2 of the Company Disclosure Letter; or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (s) any material (materiality for this purpose to be determined with respect to the affected individual) modification of the benefits payable, or to become payable, to any of its officers, directors or employees, or any material (materiality for this purpose to be determined with respect to the affected individual) increase in the compensation (including severance compensation) payable, or to become payable, to any of its officers, directors or employees, or any bonus payment or arrangement made to or with any of such officers, directors or employees, except salary increases (not in excess of ten percent (10%) for any individuals who are not its officers or directors) in the ordinary course of business, consistent with past practice, in connection with promotions or annual performance evaluations;

          (t) any material (materiality for this purpose to be determined with respect to the affected individual or in the aggregate) increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its officers, directors or employees;

          (u) any modification or change to the right to exercise or convert, to the exercise or purchase prices of, any of its capital stock or other securities, or any acceleration or other modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

          (v) any Contract made by it to do any of the foregoing or to take any action in the future which, if taken before the Agreement Date, would have made any representation or warranty set forth in Article 3 untrue or incorrect as of the date when made;

          (w) any waiver by Company of a valuable right or of any material debt owed to it; or

          (x) any agreement or commitment by Company to do any of the things described in (a)-(w) above.

     3.12 Contracts and Commitments/Licenses and Permits. Schedule 3.12 to the Company Disclosure Letter sets forth a list of (i) each of the written or oral contracts, agreements, commitments or other instruments to which Company is a party or to which Company or any of its assets or properties is bound that are described below in this Section 3.12 and (ii) each of the licenses and permits held by Company that are described below in this Section 3.12 (separately listed for each of the following items):

          (a) any distribution, marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology owned, marketed, licensed or provided by Company;

          (b) any continuing contract, arrangement or commitment for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from Company in an amount in excess of $25,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to Company;

          (c) any contract, arrangement or commitment in which Company has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Intellectual Property Rights that is now or hereafter owned by, provided to, or provided by, Company;

          (d) any grant, authorization, contract or agreement between Company and any Governmental Authority;

          (e) any contract, arrangement or commitment providing for the development of any software, content (including without limitation textual content and visual or graphics content), technology or Intellectual Property Rights by or for (or for the benefit or use of) Company;

          (f) Intentionally Omitted;

          (g) any contract, arrangement or commitment pursuant to which Company has sold, leased or licensed any rights in or to any software, content (including without limitation textual content and visual or graphics content), data (including electronically stored data), technology or Intellectual Property Rights to any third party, including but not limited to any agreement, contract or arrangement regarding Company Source Code described in Section 3.14(i), if such contract, arrangement or commitment (i) involves or involved a payment to or from Company of $25,000 or more; or (ii) is not a Company IP Rights Agreement and either (A) grants any exclusive rights, including but not limited to any exclusivity with respect to any product, market, industry, field of use or geographic territory; (B) requires the ongoing payment of any royalties or periodic fees or payments by or to Company; (C) is material to Company's business, Intellectual Property or technology and is not otherwise disclosed in Schedule 3.12 to the Company Disclosure Letter; or (D) grants any third party any rights or licenses (whether currently effective or contingent) with respect to any Company Source Code;

          (h) any joint venture or partnership contract, arrangement or commitment, any contract, arrangement or commitment relating to a limited liability company, or any other agreement which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by Company with any other party;

          (i) any contract, arrangement or commitment for or relating to the employment or hiring for services of any officer, director, employee, consultant or independent contractor of Company or any other type of contract or understanding with any director, officer, employee or consultant of Company that is not immediately terminable by Company without cost or other liability, including but not limited to any contract or agreement requiring Company to make a payment to any officer, director, employee, consultant or independent contractor on account of the Merger or any transaction contemplated by this Agreement or agreement that is an exhibit to this Agreement;

          (j) any indenture, mortgage or trust deed encumbering any asset or property of Company, any promissory note of Company, any credit line, credit facility, loan agreement or other contract, arrangement or commitment for the borrowing of money pursuant to which Company may borrow or loan funds, any security agreement encumbering any asset or property of Company, any security agreement encumbering any asset or property of a third party for the benefit of Company, any guarantee or indemnity by Company of any obligation or indebtedness of another party or any guarantee of any obligation or indebtedness or Liability of Company, and any contract, arrangement or commitment for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

          (k) any lease or other contract, arrangement or commitment under which Company is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $25,000 per annum, and any agreement for the sale, purchase or disposition of any real property;

          (l) any contract, arrangement or commitment for the sale, licensing or leasing by or to Company of any assets, properties, products, services (including network access or network services) or rights having a value in excess of $25,000 or which is material to Company's business as currently conducted;

          (m) any agreement that restricts Company (including by the grant of exclusive rights) from engaging in any aspect of its business, from engaging, participating or competing in any line of business or market or that restricts Company from engaging in any business in any market, with any customer(s) or in any geographic area;

          (n) any Company IP Rights Agreement (as defined in Section 3.14) if such Company IP Rights Agreement (i) involves or involved a payment to or from Company of $25,000 or more, (ii) grants any exclusive rights, including but not limited to any exclusivity with respect to any product, service, market, industry, field of use or geographic territory; (iii) requires the ongoing payment of any royalties or periodic fees or payments by Company; or (iv) is material to Company's business, to Company's Intellectual Property or technology or to any of Company's current or proposed products or services;

          (o) any application hosting, application management, application usage, website hosting, website linking, consent or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement relating to any aspect or element of any of the Company Websites or any other website or use of the public internet, or the extranet or intranet of any Person;

          (p) any agreement or plan (including but not limited to any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or any other securities of Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

          (q) any contract, arrangement or commitment under which Company provides any advice or services to any third party, including, without limitation any consulting, professional or software implementation, deployment or development services (including, for each such contract, arrangement or commitment, a description of the percentage of completion and expected additional hours, resources and costs to complete such services);

          (r) any contract with or commitment to any labor union or any collective bargaining agreement or similar agreement with employees of Company;

          (s) any agreement pursuant to which Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

          (t) any other instrument, agreement, contract, undertaking, understanding, understanding or commitment (whether verbal or in writing) to which Company is a party or by which Company or any of its assets or properties are bound that is (i) material to Company's business, operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by Company in excess of $50,000; and

          (u) any Governmental Permit (as defined in Section 3.16).

          A true and complete copy of each agreement or document required by subsections (a) through (u) of this Section to be listed on Schedule 3.12 to the Company Disclosure Letter (such agreements and documents being collectively referred to in this Agreement as the "Material Agreements") and a copy of each Governmental Permit required by subparagraph (u) of this Section to be listed on
Schedule 3.12 to the Company Disclosure Letter, has been delivered to Acquirer's counsel, Fenwick & West LLP. All Material Agreements are in full force and effect. With respect to each Company Material Agreement required to be described pursuant to subparagraph (a), (b), (c), (e), (f), (g), (l), (o) or (q) of this
Section 3.12, Schedule 3.12 to the Company Disclosure Letter shall set forth, as part of the description of such Material Agreement, a true and complete listing of each product or service of Company that is licensed or provided (whether for end-use, distribution, resale or otherwise) under such agreement or that is subject to such agreement.

     3.13 No Default; No Restrictions.

          (a) Company and its Subsidiaries are not, nor to Company's knowledge is any other party, in material breach or default under any Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Agreement, or (ii) to Company's knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Material Agreement, (B) the right to a chargeback, refund, credit, penalty or change in delivery schedule under any Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company or any of its Subsidiaries under any Material Agreement, or (D) the right to cancel, terminate or modify any Material Agreement. Neither Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Agreement. Company nor any of its Subsidiaries has any material Liability for renegotiation of government Contracts or subcontracts, if any.

          (b) Neither Company nor any of its Subsidiaries is a party to, and no asset or property of Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order, decree, contract, agreement, arrangement, commitment or undertaking (noncompete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation, from freely engaging in the Company Business, from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that Company or any of its Subsidiaries may address in operating the Company Business or restricting the prices which Company or any of its Subsidiaries may charge for their respective products, technology or services), or includes any grants by Company or any of its Subsidiaries of exclusive rights or licenses.

     3.14 Intellectual Property.

          (a) Company (i) owns, or (ii) has the requisite right or license to, all Intellectual Property Rights used in the conduct of the Company Business (such Intellectual Property Rights being hereinafter collectively referred to as the "Company IP Rights"). Except as set forth in Schedule 3.14(a) of the Company Disclosure Letter, such Company IP Rights are sufficient for such conduct of the Company Business. The consummation of the Merger and the other transactions contemplated by this Agreement and the Company Ancillary Agreements will not result in any termination or other material restriction being imposed on any of the Company IP Rights. As used in this Agreement, "Company-Owned IP Rights" means Company IP Rights which are owned by Company and "Company-Licensed IP Rights" means Company IP Rights which are not Company-Owned IP Rights.

          (b) Except as set forth in Schedule 3.14(b) of the Company Disclosure letter, neither the execution, delivery and performance of this Agreement the Company Ancillary Agreements nor the consummation of the Merger and the other transactions contemplated by this Agreement the Company Ancillary Agreements will: (i) constitute a material breach of or default under any Contract governing any Company IP Right (collectively, the "Company IP Rights Agreements"); (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (iii) materially impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. Except as set forth in
Schedule 3.14(b) of the Company Disclosure Letter, there are no royalties, honoraria, fees or other payments payable by Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product and fees of less than $25,000 per annum in any single instance and not more than $100,000 per annum in the aggregate for non-exclusive object code licenses of software generally available to the public) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights by Company or any of its Subsidiaries and none will become payable as a result of the consummation of the transactions contemplated by this Agreement or the Company Ancillary Agreements.

          (c) Neither the use, development, manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company or any of its Subsidiaries materially breaches or defaults any Contract between Company or any of its Subsidiaries and any other Person or infringes or misappropriates any Intellectual Property Right of any other Person. Neither Company nor any of its Subsidiaries has received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other Person, nor, to Company's knowledge, is there any legitimate basis for any such assertion.

          (d) To the knowledge of Company and except as set forth in Schedule 3.14(d) of the Company Disclosure Letter, no current or former employee or independent contractor of Company or any of its Subsidiaries: (i) is in material breach of or default under any term or covenant of any Contract with Company or any of its Subsidiaries relating to employment, patent disclosure, invention assignment, non-disclosure or non-competition or of any Contract with a third party by virtue of such employee's or independent contractor's being employed by, or performing services for, Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission; or
(ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Company or any of its Subsidiaries that is subject to any agreement under which such employee or independent contractor has assigned or otherwise granted to any Person any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To the knowledge of Company, the employment of any employee of Company or any of its Subsidiaries or the use by Company or any of its Subsidiaries of the services of any independent contractor does not subject Company or any of its Subsidiaries to any Liability to any other Person for improperly soliciting such employee or independent contractor to work for Company or any of its Subsidiaries, whether such Liability is based on contractual or other legal obligations to such other Person.

               (e) Except as set forth in Schedule 3.14(e) of the Company Disclosure Letter, Company has taken reasonable and adequate steps to protect, preserve and maintain the secrecy and confidentiality of Company's trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and other information from which Company could derive value based on its confidentiality or secrecy. All current and former officers, employees and independent contractors of Company and its Subsidiaries having access to proprietary information of Company or any of its Subsidiaries, their respective customers or business partners have executed and delivered to Company an agreement regarding the protection of such proprietary information to Company (in the case of proprietary information of Company's and its Subsidiaries' customer and business partners, to the extent required by such customers and business partners); and true, correct and complete copies of all such agreements have been delivered to Acquirer or Acquirer's legal counsel. Company has secured valid written assignments from all of Company's and its Subsidiaries' current and former employees and independent contractors who were involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, of the rights to such contributions that may be owned by such Persons, or that Company or any of its Subsidiaries do not already own by operation of law. No current or former employee, officer, director, consultant or independent contractor of Company or any of its Subsidiaries has any right, title, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

               (f) Schedule 3.14(f) of the Company Disclosure Letter contains a true and complete list of all worldwide registrations and applications made by or filed in the name of Company or any of its Subsidiaries to obtain, record, register or otherwise secure any Intellectual Property Rights with any governmental or quasi-governmental authority, including Internet domain name registrars to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. To the knowledge of Company, all registered Company-Owned IP Rights are valid, enforceable and subsisting.

               (g) Company owns all Company-Owned IP Rights, and owns such rights free and clear of all Encumbrances and licenses (other than licenses and rights listed on Schedule 3.14(g)(i) of the Company Disclosure Letter). The licenses or other rights of Company or a Subsidiary of Company in and to all Company-Licensed IP Rights are each free and clear of all Encumbrances and sublicenses (other than licenses and rights listed on Schedule 3.14(g)(ii) of the Company Disclosure Letter).

               (h) Schedule 3.14(h) of the Company Disclosure Letter contains a true and complete list of (i) all Contracts as to which Company is a party and pursuant to which any Person is licensed or otherwise authorized to use any Company IP Rights, and (ii) all Contracts as to which Company is a party and pursuant to which Company is authorized to use any Intellectual Property Rights owned by any Person other than Company (other than non-exclusive object code licenses of software generally available to the public at a per copy license fee of less than $5,000). Company's standard form(s) of end user license are listed in Schedule 3.14(h) of the Company Disclosure Letter and have been delivered to Acquirer's counsel.

               (i) Except as set forth in Schedule 3.14(i) of the Company Disclosure Letter, neither Company nor any of its Subsidiaries nor any other Person acting on their behalf has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (as defined below). Except as set forth in Schedule 3.14(i) of the Company Disclosure Letter, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Company or any of its Subsidiaries or any Person acting on their behalf to any Person of any Company Source Code. Schedule 3.14(i) of the Company Disclosure Letter identifies each Contract pursuant to which Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any Company Source Code, and describes whether the execution of this Agreement and the Company Ancillary Agreements or the consummation of the Merger or any of the other transactions contemplated by this Agreement and the Company Ancillary Agreements, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code. As used in this Section 3.14(i), "Company Source Code" means, collectively, any software source code, any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company IP Rights.

               (j) To the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Owned IP Rights (including for purposes of this Subsection Company IP Rights exclusively licensed to Company) by any Person, including any employee or former employee of Company or any of its Subsidiaries. Except as provided in Company's standard end-user agreements (each of which is listed in Schedule 3.14(j) to the Company Disclosure Letter), neither Company nor any of its Subsidiaries has agreed to indemnify any Person for any infringement of any Intellectual Property Rights of any Person by any product or service that has been sold, supplied, marketed, distributed, licensed, leased or provided by Company or any of its Subsidiaries.

               (k) All software developed by or for Company or any of its Subsidiaries and licensed by Company or any of its Subsidiaries to customers, all other products sold, licensed, leased or delivered by Company to customers, and all services provided by or through Company or any of its Subsidiaries to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, warranties and any representations (within the knowledge of Company) provided to customers. Neither Company nor any of its Subsidiaries has any material Liability (and, to Company's knowledge, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company or any of its Subsidiaries giving rise to any material Liability relating to the foregoing Contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.

               (l) No government funding, facilities of a university, college, other educational institution or research center; or funding from any Person (other than funds received in consideration for Company Common Stock or Company Preferred Stock) was used in the development of the computer software programs or applications owned by Company or any of its Subsidiaries. No current or former employee or independent contractor of Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company IP Rights, has performed services for the government or a university, college or other educational institution or research center during a period of time during which such employee or independent contractor was also performing services for Company or any of its Subsidiaries.

               (m) No Public Software (as defined below) forms part of any product or service of the Company or was or is used in connection with the development of any Company-Owned IP Right, that has been incorporated in whole or in part, or that has been distributed, in whole or in part, in conjunction with any Company-Owned IP Right. As used in this Section 3.14(m), "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

         3.15 Privacy. Neither Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties except as described in Schedule 3.15 of the Company Disclosure Letter. Company and its Subsidiaries have complied with all Applicable Laws and their respective internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company or any of its Subsidiaries (the "Company Websites"), and (b) the collection, storage and transfer of any personally identifiable information collected by Company, any of its Subsidiaries or by third parties having authorized access to the records of Company or any of its Subsidiaries. Each of the Company Websites and all materials distributed or marketed by Company or any of its Subsidiaries have at all times made all disclosures to users or customers required by Applicable Laws and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Laws.

               3.16 Compliance with Laws. Company and each of its Subsidiaries have complied and will be as of the Closing Date in compliance in all material respects, with all Applicable Laws applicable to Company, such Subsidiary of Company or to their respective assets, properties and business. Company and each of its Subsidiaries have received all permits and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary to the conduct of the Company Business ("Governmental Permits"), and there exists no current default under or violation of any such permit or approval. Schedule 3.16 of the Company Disclosure Letter includes a summary of all violations of any Applicable Law and all allegations of any such violations, since July 1, 2000 of which Company or any of its Subsidiaries (i) has knowledge, or (ii) has received notice from any third party, including any governmental agency and authority, since Company's inception.

               3.17 Certain Transactions and Agreements. No Person who is an officer or director of Company or any of its Subsidiaries (or to the knowledge of the Company, any stockholder), or a member of any such officer's or director's (or to the knowledge of the Company, any stockholder's) immediate family, (a) has any direct or indirect ownership interest in any firm or corporation that competes with Company (except with respect to any interest of less than one percent (1%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is or ever has been directly or indirectly interested in any Contract with Company or any of its Subsidiaries, except for normal compensation for services as an officer, director or employee of Company or any of its Subsidiaries, or (c) has or ever had any interest in any property, real or personal, tangible or intangible, used in the Company Business, except for the normal rights of a stockholder.

               3.18 Employees.

                    (a) Neither Company nor any of its Subsidiaries: (i) has ever been or is now subject to a union organizing effort; (ii) is subject to any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other Contract with any trade or labor union, employees' association or similar organization; and (iv) has any current labor disputes or has had any material labor disputes or claims of unfair labor practices. Company and it Subsidiaries each has good labor relations, and Company has no knowledge of any facts indicating that the consummation of the transactions provided for herein will have a material adverse effect on its labor relations or those of any of its Subsidiaries, and Company has no knowledge that any of the Continuation Employees, the Key Employees or Management Employees, or any significant number of other employees, intends to leave Company's employ or the employ of any of its Subsidiaries. There are no strikes, material slowdowns, work stoppages or lockouts, or, to the knowledge of the Company threats thereof, by or with respect to any employees of Company or any of its Subsidiaries. Company and its Subsidiaries are in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours, the Worker Adjustment Retraining and Notification ("WARN") Act, as amended, or any similar state or local law) and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act. Neither Company nor any of its Subsidiaries has employment or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee

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benefits and other applicable laws. All employees of Company or any of its
Subsidiaries are legally permitted to be employed by Company or such Subsidiary in the jurisdiction in which such employee is employed. Neither Company nor any of its Subsidiaries will have any Liability to any employee or to any organization or other entity as a result of the termination of any employee leasing arrangement.

               (b) Schedule 3.18(b) of the Company Disclosure Letter contains a list of all employment and consulting agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, deferred compensation agreements, profit sharing, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Company and its Subsidiaries (the "Employee Plans"), including all "employee benefit plans" as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA") under which Company may incur any Liability. Company has delivered to Acquirer or Acquirer's counsel true and complete copies or descriptions of the Employee Plans. Each of the Employee Plans and its operation and administration are in all material respects in compliance with all Applicable Laws, including the requirements of ERISA and the Code. Each Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) has been delivered to Acquirer and its counsel), or has a remaining period of time to apply for such letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan. Company has delivered to Acquirer or Acquirer's counsel a true and complete copy of, to the extent applicable, (i) each trust agreement related to the Employee Plans, (ii) the most recent summary plan description and any employee booklets for each Employee Plan for which such a description is required, (iii) insurance policies on Contracts relating to any Employee Plan, and (iv) any material communications relating to any Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or is, to the knowledge of the Company threatened against, with respect to any Employee Plan, including any audit or inquiry by the Internal Revenue Service or the U.S. Department of Labor. In addition, neither Company nor any of its Subsidiaries has ever been a participant in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which was not otherwise exempt pursuant to Section 408 of ERISA, or which could result in an excise tax under the Code. There has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof during the calendar year 2001. No Employee Plans will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans. Company has never contributed to or been required to contribute to any multi-employer pension plan as defined in Section 3(37) of ERISA, and will not have any contingent withdrawal Liability under ERISA. All Employee Plans, to the extent applicable, are in compliance in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA,
(ii) the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended, (iv) the Women's Health and Cancer Rights Act of 1998, and (v) the Family Medical Leave Act of 1993, as amended, and the regulations thereunder. As of the Effective Time, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any Employee Plan, covered employees or qualified beneficiaries. All individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in the Employee Plans, currently are participating in such Employee Plans or have been offered an opportunity to do so. Company and its Subsidiaries have timely filed and delivered to Acquirer's counsel annual reports (Form 5500) for each Employee Plan which is subject to ERISA or Code reporting requirements. To the Company's knowledge, nothing has occurred since the issuance of such determination letter which would reasonably be expected to cause the loss of the tax-qualified status of any Employee Plan subject to Section 401(a) of the Code.

               (c) No employee of Company or any of its Subsidiaries is in material violation of any term of any employment Contract or any other Contract or any restrictive covenant, relating to the right of any such employee to be employed by Company or any of its Subsidiaries or to use trade secrets or proprietary information of others, and the employment of any employee by Company or any of its Subsidiaries does not subject it to any Liability to any third party.

               (d) Neither Company nor any of its Subsidiaries is a party to any
(i) agreement with any employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or
(C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (ii) Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefits to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Balance Sheet, and (ii) pursuant to Contracts entered into after the Balance Sheet Date and disclosed on
Schedule 3.12(r) of the Company Disclosure Letter.

               (e) A list of all employees, consultants and independent contractors of Company and its Subsidiaries and their current compensation and benefits as of the Agreement Date is set forth on Schedule 3.18(e) of the Company Disclosure Letter.

               (f) All contributions due from Company or any of its Subsidiaries with respect to any of the Employee Plans and all employee social security contributions have been timely made or accrued on the Financial Statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Balance Sheet Date, all of which have been paid.

               (g) Each plan that has been adopted or maintained by Company or any of its Subsidiaries, whether informally or formally, for the benefit of employees outside the United States (each, an "International Employee Plan") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by Applicable Laws.

          3.19 Books and Records. The books, records and accounts of Company and its Subsidiaries (a) are in all material respects true and complete, and (b) accurately and fairly reflect the basis for the Financial Statements.

          3.20 Insurance. All policies of insurance and bonds (the "Insurance Policies") now held by Company and each of its Subsidiaries are set forth in
Schedule 3.20 of the Company Disclosure Letter, together with the name of the insurer under each Insurance Policy, the type of policy or bond, the coverage amount and any applicable deductible of the Insurance Policy, and other applicable provisions, as of the Agreement Date. All premiums due and payable under all Insurance Policies have been timely paid. Company or such Subsidiary is in compliance in all material respects with the terms of the Insurance Policies, and all Insurance Policies are in full force and effect. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any Insurance Policy. Schedule 3.20 of the Company Disclosure Letter sets forth all material claims made under the Insurance Policies since June 30, 2000. There is no claim pending under any the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of the Insurance Policies.

          3.21 Environmental, Health and Safety Matters.

               (a) Company and its Subsidiaries are in compliance in all material respects, with all applicable Environmental, Health and Safety Requirements (as defined below), which compliance includes the possession by Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental, Health and Safety Requirements, and compliance with the terms and conditions thereof. All permits and other governmental authorizations currently held by Company or any of its Subsidiaries pursuant to any Environmental, Health and Safety Requirements are identified on Schedule 3.21(a) of the Company Disclosure Letter. Company and its Subsidiaries have not received any written notice or, to Company's knowledge, other communication, that Company is not in compliance with any Environmental, Health and Safety Requirements. No material expenditures are or will be required in order for Company to comply with any Environmental, Health and Safety Requirement.

               (b) For purposes of this Section 3.21, "Environmental, Health and Safety Requirements" means (i) all foreign, federal, state, local, municipal or other laws, ordinances, regulations, rules and other provisions having the force or effect of law, and judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, and (ii) all contractual obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

          3.22 Customers. Company has no outstanding material disputes concerning its products and/or services with any customer who, in the year ended December 31, 2001 or the six (6) months ended June 30, 2002 was one of the twenty (20) largest sources of revenue for Company in such periods, based on revenue invoiced or invoiceable in accordance with GAAP (each, a "Significant Customer"), and Company has no knowledge of any dissatisfaction on the part of any Significant Customer. Schedule 3.22 of the Company Disclosure Letter sets forth a list of all current customers of Company broken down by products or service. Company has not received any information from any Significant Customer that such customer will not continue as a customer of Company (or the Surviving Corporation) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with Company (or the Surviving Corporation) or reduce the amount paid to Company for products and services. Company has not had any of its products returned by a customer thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by Company.

          3.23 Accounts Receivable. The accounts receivable shown on the Balance Sheet will be collected by Acquirer or the Surviving Corporation by October 31, 2002; provided that amounts collected from any Person will first be applied to any account receivable from such Person shown on the Balance Sheet (as of the date hereof); provided further that notwithstanding any provision of Article 11 or any other provision of this Agreement, the amount of any indemnification by Company Stockholders for a failure of the representation and warranty contained in this sentence to be true and correct shall be equal to the amount, if any, that (a) the amount of such accounts receivable that remain uncollected at 7:00 p.m. (Pacific Time) on October 31, 2002 exceeds (b) the amount reserved in Company's general ledger account #2015 for undetermined liabilities as of such time, without giving effect to the Basket (as defined in Section 11.3(a)). None of the accounts receivable of Company or any of its Subsidiaries is subject to any material claim of offset, recoupment, setoff or counter-claim, and Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by Company or any of its Subsidiaries of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable (except Permitted Liens), and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3.23 of the Company Disclosure Letter sets forth an aging of Company's accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims. Schedule 3.23 of the Company Disclosure Letter sets forth such amounts of accounts receivable of Company and its Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

          3.24 Directors and Officers. Schedule 3.24 of the Company Disclosure Letter accurately identifies all of the directors, officers or similar representatives of Company and each of its Subsidiaries.

          3.25 Intentionally Omitted.

          3.26 Bank Accounts. Schedule 3.26 of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company and its Subsidiaries maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          3.27 Debt. Schedule 3.27 of the Company Disclosure Letter accurately lists all indebtedness of Company and its Subsidiaries for money borrowed ("Debt"), including, for each item of Debt, the interest rate, maturity date and any assets securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing the Debt.

          3.28 Corporate Documents. Company has provided to Acquirer's counsel complete and correct copies of all documents identified in the Company Disclosure Letter and each of the following: (a) copies of the Certificate of Incorporation and Bylaws or similar charter documents of Company and each of its Subsidiaries, each as currently in effect; (b) copies of the minute book containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of Company and each of its Subsidiaries; (c) copies of the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements of Company and each of its Subsidiaries; and (d) all permits, orders and consents issued by any regulatory agency with respect to Company and each of its Subsidiaries, or any securities of Company and each of its Subsidiaries, and all applications for such permits, orders and consents.

          3.29 No Brokers. Neither Company nor, to the knowledge of Company, any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company, any of its Affiliates or any of their respective employees, officers, directors, stockholders or agents.

          3.30 Board Actions. The Board of Directors of Company (a) has unanimously determined that the Merger is in the best interests of Company and the Company Stockholders and is on terms that are fair to the Company Stockholders, approved this Agreement, and a recommendation of this Agreement and the Merger to the Company Stockholders, and (b) voted to submit the Merger, this Agreement, each Company Ancillary Agreement and all other agreements, transactions and actions contemplated hereby and thereby to the vote and approval of the Company Stockholders and recommend such approval.

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

          3.31 Disclosure. Neither this Agreement, its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered to Acquirer under this Agreement, when taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact not disclosed to Acquirer in this Agreement and the Company Disclosure Letter and of which Company is aware which could have a Material Adverse Effect on Company or any of its Subsidiaries.

                                   ARTICLE 4
               Representations and Warranties of Acquirer and Sub

          Acquirer represents and warrants to Company that, except as set forth in the letter addressed to Company by Acquirer that is executed by an officer of Acquirer and dated as of the Agreement Date, which has been delivered by Acquirer to Company concurrently herewith (the "Acquirer Disclosure Letter"), each of the representations, warranties and statements contained in the following Sections of this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement, the statements contained in the Acquirer Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by Acquirer under Article 4 of this Agreement.

          4.1 Organization. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on Acquirer. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a wholly-owned subsidiary of Acquirer, formed solely for the purpose of engaging in the transactions contemplated hereby and pursuant to the Merger and has no material liabilities. Neither Acquirer nor Sub is in violation of its Certificate of Incorporation or Bylaws.

          4.2  Power, Authorization and Validity.

               (a) Acquirer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the Acquirer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Acquirer in compliance with Applicable Law, and this Agreement has been duly executed and delivered by Acquirer. Sub has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and all Sub Ancillary Agreements. The issuance of shares of Acquirer Common Stock in the Merger does not require the approval of Acquirer's stockholders. Sub has the requisite corporate power and authority to enter into, execute, deliver and perform its

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

obligations under this Agreement, and each of the Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors and by Acquirer as the sole stockholder of Sub in compliance with applicable law (including without limitation the DGCL) and Sub's Certificate of Incorporation and Bylaws, each as amended.

         (b) No filing, authorization, consent or approval, governmental or otherwise, is necessary to enable Acquirer and Sub to enter into, and to perform their respective obligations under, this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, except for: (i) such post-closing filings as may be required to comply with United States federal and state securities laws; (ii) the filing with the SEC and the effectiveness of any registration statement under the Securities Act that is required to be filed by Acquirer after the Effective Time pursuant to the terms and conditions of this Agreement or the Declaration of Registration Rights; (iii) the filing by Acquirer of such reports and information with the SEC under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iv) such other consents, approvals, permits, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer's or Sub's ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements, respectively.

         (c) This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their respective terms. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms.

     4.3 No Conflict. The execution and delivery of this Agreement and the Acquirer Ancillary Agreements do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or result in any violation of (with or without notice or lapse of time or both) any provision of the Certificate of Incorporation or Bylaws of Acquirer or Sub; (ii) conflict with or violate any Applicable Law, judgment, order, or decree applicable to Acquirer or Sub, or (iii) conflict with or result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, or acceleration under any material agreement, lease, mortgage, indenture, lease, contract, instrument, permit, concession, franchise or license to which Acquirer is a party or by which it is bound, other than in connection with subsections (ii) or (iii) above, any such conflicts, violations, defaults, terminations, cancellations, or accelerations which individually or in the aggregate would not (A) have a material adverse effect on the ability of Acquirer or Sub to consummate the Merger or (B) reasonably be expected to have a Material Adverse Effect on Acquirer.

     4.4 Absence of Certain Changes. Since March 31, 2002, Acquirer has conducted its business in the ordinary course consistent with past practice, and there has not been (i) any Material Adverse Change to Acquirer or (ii) any amendment or change in the Certificate of Incorporation or Bylaws of Acquirer.

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

         4.5 Disclosure. Acquirer has furnished or made available to Company true and complete copies of Acquirer's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto filed by Acquirer with the SEC since September 30, 2001 and up to the Agreement Date, if any, and any proxy materials distributed to Acquirer's stockholders since September 30, 2001 and up to the Agreement Date, (the "SEC Documents"). The SEC Documents (a) complied in all material respects, with the requirements of the Securities Act and the Exchange Act, and (b) did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. Such SEC Documents, this Agreement, the Acquirer Ancillary Agreements, the exhibits and schedules hereto and the certificates or documents to be delivered by Acquirer to Company pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. There is no fact not disclosed to Company in the SEC Documents, this Agreement, the exhibits and schedules hereto and the certificates or documents to be delivered by Acquirer to Company pursuant to this Agreement, when taken together, and of which Company is aware which could have a Material Adverse Effect on Acquirer or any of its Subsidiaries, taken as a whole. The consolidated financial statements of Acquirer, including the notes thereto, included in the SEC Documents (the "Acquirer Financial Statements") complied as to form with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly and accurately present the consolidated financial position of Acquirer and its results of operations as of the respective dates and for the periods indicated thereon (subject in the case of unaudited statements to normal year-end audit adjustments, which are not material in amount). Since September 30, 2001, there has been no material change in Acquirer's accounting policies except as described in the notes to the Acquirer Financial Statements or in any SEC Document, and Acquirer is not currently considering any, future change in Acquirer's accounting policies that would reasonably be expected to have a Material Adverse Effect on Acquirer's financial condition or results of operations.

         4.6 Shares of Acquirer Common Stock. The shares of Acquirer Common Stock to be issued pursuant to the Merger will be duly authorized, and when the share certificates in respect of such shares of Acquirer Common Stock are issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

         4.7 No Undisclosed Liabilities. Acquirer has no Liabilities, except for
(i) those set forth in the Acquirer Financial Statements and (ii) those incurred in the ordinary course of business since March 31, 2002, consistent with past practice and liabilities incurred in connection with this Agreement.

         4.8 Litigation. Other than those described in the SEC Documents, there is no action, suit, or proceeding of any nature pending or, to Acquirer's knowledge, threatened against Acquirer or any Subsidiary, except as could not reasonably be expected to result in a Material Adverse Effect on Acquirer.

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

         4.9 Intellectual Property. To the knowledge of Acquirer, the Intellectual Property Rights owned by Acquirer or licensed to Acquirer in the conduct of the Acquirer Business (the "Acquirer IP Rights") are sufficient for such conduct of the Acquirer Business, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Acquirer Ancillary Agreements will not result in any termination of or other material restriction being imposed on any of the Acquirer IP Rights, except as could not reasonably be expected to result in a Material Adverse Effect on Acquirer. To the knowledge of Acquirer, the use, development, manufacture, marketing, license, or sale of any product or service currently licensed, utilized, sold, provided or furnished by Acquirer or any of its Subsidiaries (i) does not constitute a material breach of or default under any Contract between Acquirer or its Subsidiaries and any other Person and (ii) does not infringe or misappropriate any Intellectual Property Right of any other Person.

         4.10 Customers. Acquirer has no outstanding material disputes concerning its products and/or services with any customer who, in the year ended September 30, 2001 or the nine months ended June 30, 2002 was on of the twenty
(20) largest sources of revenue invoiced or invoiceable for Acquirer in such periods (an "Acquirer Significant Customer"). Company has not as of the date of this Agreement been informed by any Acquirer Significant Customer that such customer will not continue as a customer of Acquirer or that any such customer intends to terminate or materially modify existing Contracts with Acquirer.

         4.11 Capitalization. The authorized capital stock of Acquirer consists solely of 60,000,000 shares of Acquirer Common Stock and 5,000,000 shares of Acquirer Preferred Stock. As of July 29, 2002, a total of 26,153,827 shares of Acquirer Common Stock are issued and outstanding. As of the Agreement Date, there are no shares of Acquirer Preferred Stock issued and outstanding. As of July 29, 2002, a total of 14,968,953 shares of Acquirer Common Stock are reserved for issuance upon the exercise or conversion of outstanding convertible stock, convertible debt, options, warrants or other rights thereto (whether or not such rights are vested or exercisable), including any shares of Acquirer Common Stock reserved for issuance under Acquirer's stock plans that are not subject to outstanding grants. In addition, Acquirer has adopted the Rights Agreement by and between Acquirer and Wells Fargo N.A., as rights agent, dated as of April 20, 2001 (as it may have been amended through the date hereof, the "Stockholder Rights Plan"). Since July 29, 2002, there has been no material increase in the aggregate number of shares of Acquirer Common Stock outstanding or reserved for issuance upon the exercise or conversion of outstanding convertible stock, convertible debt, options, warrants or other rights thereto (whether or not such rights are vested or exercisable) or pursuant to Acquirer's stock plans.

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

                                    ARTICLE 5
                        Pre-Closing Covenants of Company

         Company covenants and agrees with Acquirer and Sub that, except as may be consented to by Acquirer in a writing signed by an officer of Acquirer, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time, or (b) the termination of this Agreement in accordance with the provisions of Article 10:

         5.1 Advice of Changes. Company will promptly advise Acquirer in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of Company contained in this Agreement that (i) is qualified by materiality to be untrue or inaccurate and (ii) is not qualified by materiality to be untrue or inaccurate in any material respect, in either case if made on or as of the date of such event or the Closing Date; (b) any breach of any covenant or obligation of Company pursuant to this Agreement, any Company Ancillary Agreement; and (c) any event, change, violation, inaccuracy, circumstance or effect that has or can reasonably be expected to have a Material Adverse Effect on Company and its Subsidiaries, taken as a whole.

         5.2 Maintenance of Business. The parties hereto understand and acknowledge that it is their intent to work closely together during the time period from the Agreement Date until the Closing Date. If Company becomes aware of a material deterioration in the relationship with any Significant Customer, Key Employee, Continuation Employee, Management Employee or significant number of other employees of Company or any of its Subsidiaries, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert all reasonable efforts to restore and retain the relationship.

         5.3 Conduct of Business. Company will continue to conduct its business in the ordinary course, consistent with past practice and, to the extent consistent therewith, use all reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationship with customers, suppliers, licensors, licensees, distributors and others with whom Company or any of its Subsidiaries have contractual or other commercial relations in substantially the same manner as they have prior to the Agreement Date consistent with past practices. Without limiting the foregoing, before the Closing, Company and its Subsidiaries will not, without the prior written consent of Acquirer's Chief Executive Officer enter into any transaction or Contract, make any payment or take any action out of the ordinary course of business, consistent with past practice, including:

              (a) incur any Liability as guarantor or surety with respect to any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

              (b) incur any Liability (other than Liabilities incurred in order for Company to perform its obligations under this Agreement and which will not have a Material Adverse Effect on Company) other than in the ordinary course of business, consistent with past practice or incur indebtedness for borrowed money;

              (c) make any loan, advance or capital contribution to, or invest in, any Person, other than travel loans or advances or other reimbursable expenses or advances made to employees in the ordinary course of business, consistent with past practice and consistent with Company's expense reimbursement policy as previously disclosed to Acquirer (which expenses will be documented by receipts for the claimed amounts in accordance with past practice);

              (d) place any Encumbrance on any of its properties or grant any Encumbrance with respect to any of its assets;

              (e) sell, transfer or otherwise dispose of any of its assets;

              (f) declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, split, combine or recapitalizes its capital stock or directly or indirectly redeem, purchase or otherwise acquire its capital stock;

              (g) amend, terminate or not renew any Contract or other right or obligation except for (i) those amended or terminated in the ordinary course of Company's business, consistent with its past practices, or (ii) those amended to enable Company to satisfy any condition to the consummation of the Merger set forth in Article 8 or 9 which shall not have any material impact on Company's business or financial condition;

              (h) enter into any Contract for the purchase or sale of any property, real or personal, tangible or intangible or license any of its technology or Intellectual Property except for licenses of products made in the ordinary course of Company's business on terms consistent with Company's past practices, or acquire any Intellectual Property (or any license thereto) from any third party;

              (i) pay or discharge any Encumbrance or Liability outside the ordinary course of business, consistent with past practice;

              (j) incur any Liability to any of its officers, directors or stockholders;

              (k) amend or change its Certificate of Incorporation or Bylaws or similar charter documents;

              (l) defer the payment of any accounts payable outside the ordinary course of business or in an amount which is material, or provide any discount, accommodation or other concession outside the ordinary course of business in order to accelerate or induce the collection of any account receivable;

              (m) terminate the employment of any Key Employee or Continuation Employee;

              (n) sell, issue, create, grant or authorize the issuance or grant of (i) any shares of its capital stock of any class or series or other security (other than pursuant to the exercise of outstanding Company Options and Company Warrants outstanding on the Agreement Date and identified on Schedule 3.4(b)-1 and Schedule 3.4(b)-2 of the Company Disclosure Letter), (ii) any option, call, warrant, obligation, subscription or other right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

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

              (o) pay any bonus, royalty, increased salary, severance or special remuneration or incur any Liability to any officer, director, employee, consultant or independent contractor (except as is already accrued or pursuant to existing Contracts disclosed in the Company Disclosure Letter) or amend any existing or enter into any new employment, consulting or severance agreement with any such person, or enter into any new Contract or plan of the type described in Section 3.18(b);

              (p) increase or modify any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the grant of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its officers, directors, employees, consultants or independent contactors;

              (q) modify or change the exercise or conversion rights or exercise or purchase prices of any of its capital stock or other securities, or accelerate or otherwise modify (i) the vesting of or right to exercise any option, warrant or other right to purchase any of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions;

              (r) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

              (s) change accounting methods or policies or revalue, write off or write up the value of any inventory, accounts receivable or other assets;

              (t) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock; redeem, repurchase or otherwise acquire any of its capital stock or other securities (except as required by this Agreement for the repurchase of stock from employees, directors, consultants or contractors of Company in connection with the termination of their services with Company at the original purchase price of such stock); pay or distribute any cash or property to any of its stockholders or security holders or make any other cash payment to any of its stockholders or security holders (except for the payment of salaries in the ordinary course of business, consistent with past practice, to employees who are Company Stockholders);

              (u) waive or release any material right or claim;

              (v) merge, consolidate or reorganize with, or acquire, any Person;

              (w) make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

              (x) change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the Agreement Date);

              (y) commence a lawsuit other than (i) for the routine collection of bills, or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company Business; provided that it consults with Acquirer before the filing of such a suit; or

              (z) agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.3(a) through 5.3(z).

         5.4 Regulatory Approvals. Company will, and Company will cause each of its Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions provided for herein. Company will use all reasonable efforts to obtain, or assist Acquirer in obtaining, all such authorizations, approvals and consents.

         5.5 Necessary Consents. Company will use all reasonable efforts to obtain such written consents and authorizations from third parties (including those listed in Schedule 3.3 and Schedule 3.5 of the Company Disclosure Letter), give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the transactions provided for herein and to facilitate and allow Acquirer and the Surviving Corporation to carry on the Company Business after the Effective Time and to keep in effect and avoid the breach, violation of, termination of, or adverse change to any Contract to which Company or any of its Subsidiaries is a party or is bound or by which any of their respective assets are bound.

         5.6 Litigation. Company will notify Acquirer in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any Governmental Authority initiated by or against it or any of its Subsidiaries, or known by Company to be threatened against Company, any of its Subsidiaries or any of their respective officers, directors, employees or stockholders in their capacity as such.

         5.7  No Other Negotiations.

              (a) Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below) or take any other action that could reasonably be expected to lead to an Acquisition Proposal, (ii) consider any inquiry, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, offer or proposal by indicating that Company and its Subsidiaries are not interested in any Acquisition Proposal); (iii) furnish any information regarding Company or any of its Subsidiaries to any Person (other than Acquirer) in connection with or in response to any inquiry, offer or proposal for or regarding an Acquisition Proposal (other than to respond to any inquiry, offer or proposal by indicating that Company and its Subsidiaries are not interested in any Acquisition Proposal); (iv) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal, (v) cooperate with, facilitate or encourage any effort or attempt by any Person (other than Acquirer) to effect any Acquisition Proposal; (vi) approve, endorse or recommend any Acquisition Proposal; or (vii) execute, enter into or become bound by any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that notwithstanding the foregoing, before the approval of this Agreement and the Merger by the Company Stockholders, this Section 5.7(a) will not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, or entering into discussions or negotiations with, any Person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that Company's Board of Directors reasonably and in good faith concludes (after consultation with a financial advisor of national standing) may constitute a Superior Offer (as defined below) if (A) neither Company nor any representative of Company or any of its Subsidiaries will have violated any of the restrictions set forth in this Section 5.7, (B) Company's Board of Directors concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for Company's Board of Directors to comply with its fiduciary obligations to the Company Stockholders under Applicable Law, (C) before furnishing any such nonpublic information to, or entering into any such discussions or negotiations with, such Person or group, Company gives Acquirer at least two (2) business days advance written notice of (i) the identity of such Person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or group, and Company receives from such Person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement and (ii) its intent to furnish such nonpublic information or enter into such discussions or negotiations, and (D) contemporaneously with furnishing any such nonpublic information to such Person or group, Company furnishes such nonpublic information to Acquirer (to the extent such nonpublic information has not been previously furnished by Company to Acquirer). Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.7(a) by any officer, director, affiliate or employee of Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its Subsidiaries will be deemed to be a breach of this Section 5.7(a) by Company.

              (b) In addition to the obligations of Company set forth in Section 5.7(a), Company as soon as reasonably practicable (and in no event more than one
(1) business day thereafter) will advise Acquirer orally and in writing of any Acquisition Proposal or of any request for nonpublic information which Company reasonably believes could lead to an Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry. Company will keep Acquirer informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

              (c) Nothing herein will prevent Company's Board of Directors from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer is made to Company and is not withdrawn, (ii) Company will have provided two (2) business days advance written notice to Acquirer (a "Notice of Superior Offer") advising Acquirer that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the Person making such Superior Offer,
(iii) Acquirer will not have, within ten (10) business days of Acquirer's receipt of the Notice of Superior Offer, made an offer that Company's Board of Directors by a majority vote reasonably determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to the Company Stockholders as such Superior Offer (it being agreed that Company's Board of Directors will convene a meeting to consider any such offer by Acquirer promptly following the receipt thereof), (iv) Company's Board of Directors concludes in good faith, after consultation with its outside counsel that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for Company's Board of Directors to comply with its fiduciary obligations to the Company Stockholders under applicable law, and (v) Company will not have violated any of the restrictions set forth in Section 5.7(a) or this Section 5.7(c). Company will provide Acquirer with at least two (2) business days prior written notice of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 5.7 will limit Company's obligation to hold and convene the Company Stockholders Meeting (or to solicit the Company Stockholder Vote by written consent), regardless of whether the recommendation of Company's Board of Directors will have been withdrawn, amended or modified.

                  For purposes of this Agreement, the term "Superior Offer" means an unsolicited, bona fide written offer made by a Person to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction, or (ii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a merger involving Company), directly or indirectly, of ownership of one hundred percent (100%) of the then outstanding shares of Company Common Stock and Company Preferred Stock, on terms that Company's Board of Directors determines, in its reasonable judgment (after consultation with a financial advisor of national standing), to be more favorable to the Company Stockholders than the terms of the Merger; provided, however, that any such offer will not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Company's Board of Directors (after consultation with a financial advisor of national standing) to be obtained by such Person on a timely basis.

     5.8 Access to Information. Company will provide Acquirer and its agents with full access at reasonable times to the files, books, records, technology, assets, Contracts, personnel and offices of Company and its Subsidiaries, including any and all information relating to taxes, commitments, Contracts, real, personal and intangible property, Liabilities and financial condition. Company will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including all working papers pertaining to all financial statements prepared or audited by such accountants.

     5.9 Satisfaction of Conditions Precedent. Company will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 9 as promptly as reasonably possible, and will use all reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

     5.10 Securities Laws. Company will use all commercially reasonable efforts to assist Acquirer, to the extent necessary, to comply with the securities laws of all jurisdictions applicable in connection with the Merger; provided, however, that Acquirer will be responsible for all costs and expenses associated with such compliance (whether occurring before or after the Closing).

     5.11 Employees. Company will use its best efforts to promptly implement and perform the Employee Transition Plan that has been previously developed with, and approved by, Acquirer (the "Employee Transition Plan") in full accordance with the schedule contemplated therein. Company will use all reasonable efforts to retain the employment of the Continuation Employees and to secure their continued employment after the Closing by Acquirer, and Company will promptly notify Acquirer if it becomes aware that any Continuation Employee intends to leave the employ of Company or any of its Subsidiaries. Company will use all reasonable efforts to cause each of the Key Employees to execute and deliver to Acquirer a non-competition agreement in the form attached hereto as Exhibit F (the "Noncompetition Agreement").

     5.12 Employee Plans. Company will terminate, effective at least one day before the Closing, any and all Employee Plans intended to include a Code
Section 401(k) arrangement. Upon Acquirer's written request provided no later than two (2) days prior to the Effective Time, Company will terminate, immediately before the Effective Time, any and all leased employee arrangements.

     5.13 Intentionally Omitted.

     5.14 Approval of the Company Stockholders.

          (a) Promptly after the Agreement Date, Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, notice, convene, hold and conduct a meeting of the Company Stockholders (the "Company Stockholders Meeting") to be held as soon as practicable, and in no event later than July 30, 2002 for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. In lieu of the Company Stockholders Meeting, such approval by the Company

Stockholders may be obtained by the written consent of the Company Stockholders by no later than July 30, 2002 (the "Company Stockholders Vote") where authorized by Delaware Law and the Certificate of Incorporation and Bylaws of Company.

          (b) Subject to Section 5.7(c), Company's Board of Directors will recommend that the Company Stockholders vote in favor of and approve and adopt this Agreement and approve the Merger at the Company Stockholders Meeting or in the Company Stockholders Vote. Subject to Section 5.7(c), the Information Statement will include a statement to the effect that Company's Board of Directors has recommended that the Company Stockholders vote in favor of and approve and adopt this Agreement and approve the Merger at the Company Stockholders Meeting or in the Company Stockholders Vote.

          (c) Company will solicit from the Company Stockholders proxies in favor of the approval and adoption of this Agreement and the approval of the Merger, and will use all reasonable efforts to take all other action necessary to secure the vote or consent of the Company Stockholders required by Delaware Law to obtain such approvals. Company will ensure that, as applicable, (i) the Company Stockholders Meeting is called, noticed, convened, held and conducted in accordance with Applicable Laws and Company's certificate of incorporation and bylaws, each as amended, before and separate from any meeting of the Company Stockholders at which any Acquisition Proposal is considered or voted upon or
(ii) the Company Stockholder Vote is properly solicited and obtained in accordance with Applicable Laws and Company's certificate of incorporation and bylaws, each as amended. All proxies solicited by Company in connection with the Company Stockholders Meeting will be solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, and all other applicable legal requirements. Company's obligation to call, give notice of, convene, hold and conduct the Company Stockholders Meeting in accordance with this Section 5.14 (or to solicit the Company Stockholder Vote by written consent) will not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal (including a Superior Offer) or by any withdrawal, amendment or modification of the recommendation of Company's Board of Directors to the Company Stockholders to approve this Agreement and the Merger.

          (d) Company will use commercially reasonable efforts to have any payment or benefit under any Contract, including those entered into in connection with this Agreement, the Merger and the transactions contemplated hereby approved by such percentage of Company's outstanding voting securities as is required by the terms of Section 280G(b)(5)(B) of the Code to avoid the treatment of such payment or benefit, as a parachute payment under the federal tax laws, and to cause such stockholder approval to have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of
Section 1.280G-1 of such proposed regulations.

          (e) Company will use its best efforts to have the bonus payments pursuant to Company's Employee Retention Bonus Plan approved by such number of Company's outstanding voting securities as would be required to amend Company's certificate of incorporation to add such Employee Retention Bonus Plan as liquidation preference senior to the Company Series 3 Preferred Stock.

          (f) Company will use its best efforts to have the payment of cash to Unaccredited Company Stockholders in lieu of Acquirer Common Stock pursuant to
Section 2.9(b) approved by each Company Stockholder that will receive Acquirer Common Stock pursuant to this Agreement and the Merger.

     5.15 Closing Capitalization Certificate. At least one (1) day prior to the Closing Date, Company will deliver the Closing Capitalization Certificate to Acquirer.

     5.16 Closing Certificate. At least one (1) day prior to the Closing Date, Company will deliver a draft of the Closing Certificate to Acquirer.

     5.17 Investment Representation Letters. Company shall use reasonable efforts to cause each Company Stockholder to deliver an Investment Representation Letter to Acquirer prior to the Closing Date.

                                   ARTICLE 6
                              Covenants of Acquirer

     6.1 Pre-Closing Covenants. Acquirer covenants to and agrees with Company that, except as may be consented to by Company in a writing signed by an officer of Company, during the period from the Agreement Date until the earlier to occur of (i) the Effective Time, or (ii) the termination of this Agreement in accordance with the provisions of Article 10:

          (a) Advice of Changes. Acquirer will promptly advise Company in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of Acquirer or Sub contained in this Agreement that (i) is qualified by materiality to be untrue or inaccurate and (ii) is not qualified by materiality to be untrue or inaccurate in any material respect, in either case if made on or as of the date of such event or the Closing Date; (b) any material breach of any covenant or obligation of Acquirer under this Agreement or any Acquirer Ancillary Agreement; and (c) any Material Adverse Change in Acquirer.

          (b) Regulatory Approvals. Acquirer will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be reasonably required, or which Company may reasonably request, in connection with the consummation of the transactions provided for herein and will use all reasonable efforts to obtain all such authorizations, approvals and consents. Acquirer will use all reasonable efforts to obtain, or assist Company in obtaining, all such authorizations, approvals and consents.

          (c) Necessary Consents. Acquirer will use all reasonable efforts to obtain such written consents and authorizations from third parties, if any, and take such other actions as may be necessary or appropriate, in addition to those set forth in Article 6, to facilitate and allow the consummation of the transactions provided for herein.

          (d) Satisfaction of Conditions Precedent. Acquirer will use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8 as promptly as reasonably possible, and will use all reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

          (e) Conduct of Business. Neither Acquirer nor any Subsidiary of Acquirer will:

               (i)   incur any material indebtedness for borrowed money;

               (ii) amend or change its Certificate of Incorporation or Bylaws or similar charter documents;

               (iii) declare, set aside, or pay any cash or stock dividend or other distribution in respect of its capital stock; redeem, repurchase or otherwise acquire any of its capital stock or other securities (except for the repurchase of stock from employees, directors, consultants, or contractors of Company in connection with the termination of their services with Company at the original purchase price of such stock); pay or distribute any cash or property to any of its stockholders or security holders or make any other cash payment to any of its stockholders or security holders (except for the payment of salaries or bonuses in the ordinary course of business, consistent with past practice, to employees who are Company Stockholders); provided that the restrictions contained in this Section 6.5 shall not apply to the actions pursuant to the Rights Agreement by and between Acquirer and Wells Fargo N.A., as rights agent, dated as of April 20, 2001 (as it may have been amended through the date hereof); and

               (iv) agree to do any of the things described in the preceding Sections 6.1(e)(i) through 6.1(e)(iii).

     6.2 Employee Benefit Arrangements. As soon as practicable after the Agreement Date, Company and Acquirer shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements. Following the Effective Time, Acquirer, in its sole discretion, shall either (i) continue (or cause the Surviving Corporation to continue) to maintain the employment agreements, pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, deferred compensation agreements, profit sharing plans, bonus plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Company and its Subsidiaries, including all "employee benefit plans" as defined in Section 3(3) of ERISA (the "Employee Benefit Arrangements") on substantially the same terms in the aggregate as in effect immediately prior to the Effective Time for the participants that continue as employees of Company or become employees of Acquirer after the Effective Time, provided that nothing herein shall be deemed to require Acquirer to continue any Employee Benefit Arrangement required by the terms of this Agreement to be terminated prior to the Effective Time, or (ii) arrange for each participant in the Company Employee Benefit Arrangements that continues as an employee of the Surviving Corporation or becomes an employee of Acquirer after the Effective Time ("Company Participants") to participate in any similar plans of the Acquirer ("Acquirer Plans") on terms no less favorable than those offered to similarly situated employees of Acquirer, or (iii) arrange for a combination of clauses (i) and (ii). Each Company Participant who continues to be employed by the Surviving Corporation or Acquirer or any of its subsidiaries

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immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under the Acquirer Plans, including vacation accruals, for years of service with Company. To the extent consistent with law and applicable tax qualification requirements, Acquirer shall use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Acquirer Plans in which they are eligible to participate immediately after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of Company or the funding of and such benefit. In the event that Acquirer determines to terminate any of the former Company employees providing transition services to Acquirer without payment of severance, the Acquirer will review such determination with Mr. Vetras. In the event that Mr. Vetras disagrees with such determination, such determination will be reviewed by Messrs. Fogelsong and Harman.

     6.3 Indemnification. From and after the Effective Time, Acquirer and/or the Surviving Corporation shall fulfill the obligations of Company to indemnify each person who is or was a director or officer of Company against losses such person may incur based upon matters existing or occurring prior to the Effective Time pursuant to (and subject to the terms and conditions hereof) any applicable indemnification agreements and any indemnification provision of the certificate of incorporation or bylaws of Company as each is in effect on the date hereof. For a period of two years after the Effective Time, Acquirer will cause the Surviving Company to use commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy solely for claims arising from acts or omission occurring before the Effective Time on terms comparable to those applicable to the current directors and officers of Company, provided that Company, Acquirer or the Surviving Corporation shall not be required to pay an aggregate premium therefor (covering both years) in excess $74,000 but shall, in such event, maintain such coverage as can be purchased for such amount.

     6.4 Nasdaq Listing. Within five (5) days of the Closing Date, Acquirer shall file a Notification of Additional Shares with NASDAQ regarding the shares of Acquirer Common Stock to be issued in connection with the Merger.

     6.5 Retention Bonus Recapture. In the event that any bonus under Company's Employee Retention Bonus Plan payable to a Continuation Employee after the Closing Date (which bonus is specified in the Schedule of Retention Bonus Allocation included in the Company Disclosure Letter) is forfeited to,or otherwise is not required to be paid by, Acquirer or the Surviving Corporation pursuant to the terms of such plan, 190 days following the Effective Time, Acquirer will make available to Wells Fargo, N.A. (or such other Person as Acquirer appoints) cash in an amount equal to the Retention Bonus Recapture Cash Amount. Acquirer will cause Wells Fargo, N.A. (or such other Person) to mail to each holder of record (at the Effective Time) of a Certificate (as defined in Section 7.2(b)) which represented shares that were

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converted into the right to receive, inter alia, cash pursuant to Section
2.2(b)(i)(C), a check payable in an amount equal to the portion of the Retention Bonus Recapture Cash Amount payable to such Company Stockholder. The aggregate amount of cash to be received by each Company Stockholder will be computed after aggregating all cash to be received by such Company Stockholder pursuant to
Section 2.2(b)(i)(C) in accordance with the foregoing, rounded down to the nearest whole cent.

                                   ARTICLE 7
                                 Closing Matters

     7.1  The Closing. Subject to termination of this Agreement as provided in
Article 10, the Closing will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on the Closing Date. Immediately upon the Closing, the Certificate of Merger will be filed with the Delaware Secretary of State. Accordingly, the Merger will become effective at the Effective Time.

     7.2  Conversion of Shares and Exchange of Certificates.

          (a) As of the Effective Time, all shares of Company Series 3 Preferred Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be automatically converted into the right to receive from Acquirer, and will be exchangeable for, the amount of cash and the number of shares of Acquirer Common Stock as set forth in Section 2.2(b), subject to Sections 2.2(d), 2.2(e), 2.3,
2.4 and 2.9.

          (b) At and after the Effective Time, each certificate representing outstanding shares of Company Series 3 Preferred Stock will represent the right to receive cash and share certificates covering the number of shares of Acquirer Common Stock as determined pursuant to Section 2.2(b), subject to Sections 2.2(d), 2.2(e), 2.3, 2.4 and 2.9, for which such shares of Company Series 3 Preferred Stock have been or will be exchanged, and such shares of Acquirer Common Stock will be registered in the name of the holder of such certificate. Acquirer will make available to Wells Fargo, N.A. (or such other Person as Acquirer appoints, subject to approval of the Representative which will not be unreasonably withheld, as exchange agent prior to the Closing) (the "Exchange Agent") certificates representing shares of Acquirer Common Stock to be issued in exchange for outstanding shares of Company Common Stock and cash in an amount equal to the Cash Consideration plus an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 2.2(e). As soon as practicable after the Effective Time, Acquirer will cause to be mailed to each holder of record of a certificate or certificates which immediately before the Effective Time represented outstanding shares of Company Series 3 Preferred Stock (the "Certificates") and which shares were converted into the right to receive cash and shares of Acquirer Common Stock pursuant to Section 2.2(b), (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in form and have such other provisions as Acquirer may reasonably specify and, if such Company Stockholder has not previously executed and delivered to Acquirer the applicable Investment Representation Letter, contain an agreement to be bound by the provisions

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

of the applicable Investment Representation Letters) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquirer Common Stock and cash (including cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity with respect to such lost certificate in form and substance satisfactory to Acquirer (the "Affidavit") (together with any required Form W-9 or Form W-8) to the Exchange Agent or to such other agent or agents as may be appointed by Acquirer, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent will (i) issue to each tendering Series 3 Preferred Stock holder (a "Series 3 Holder") of a Certificate or an Affidavit (each, a "Tendering Company Holder"), certificates for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Section 2.2(b), subject to Sections 2.2(d), 2.2(e), 2.3,
2.4 and 2.9, and (ii) pay by check to each Tendering Company Holder cash in the amount payable to such Tendering Company Holder in accordance with Sections 2.2(b), 2.2(e), 2.4 and 2.9.

          (c) All share certificates covering the number of shares of Acquirer Common Stock and any cash (and, if applicable, cash in lieu of fractional shares) as determined pursuant to Section 2.2(b), subject to Sections 2.2(d), 2.2(e), 2.3, 2.4 and 2.9, to be delivered upon the surrender of Certificates in accordance with the terms hereof will be delivered to the registered Series 3 Holders of such Certificates. After the Effective Time, there will be no further registration on the stock transfer books of Company of transfers of any shares of Company Capital Stock that were issued or outstanding prior to the Effective Time.

          (d) Subject to Section 7.2(c), until Certificates representing Company Series 3 Preferred Stock outstanding before the Merger are surrendered pursuant to Section 7.2(b), such Certificates will be deemed, for all purposes, to evidence only ownership of (i) the right to receive cash and share certificates covering the number of shares of Acquirer Common Stock for which the shares of Company Series 3 Preferred Stock are to be exchanged pursuant to Section 2.2(b) in accordance with this Article 7, subject to Sections 2.2(d), 2.2(e), 2.3, 2.4 and 2.9, and (ii) if applicable, cash in lieu of fractional shares.

          (e) No dividends or distributions payable to holders of record of shares of Acquirer Common Stock after the Effective Time will be paid to the holder of any unsurrendered Certificate unless and until the holder of such unsurrendered Certificate surrenders such Certificate or an Affidavit to Acquirer as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Certificate or Affidavit, there will be delivered to the Person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to shares of Acquirer Common Stock so withheld as of any date after the Effective Time and before such date of delivery.

     7.3 Dissenting Shares. If holders of Dissenting Shares are entitled to appraisal rights pursuant to Delaware Law in connection with the Merger ("Dissenting Stockholders"), any Dissenting Shares will not be converted into the right to receive shares of Acquirer Common Stock, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Company will give Acquirer prompt notice (and in any case, within one (1) business day) of any demand received by

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

Company for appraisal of Company Common Stock or Company Preferred Stock, and Acquirer will have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with the prior written consent of Acquirer, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Dissenting Stockholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Acquirer will, as of the later of the Effective Time or ten (10) business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Stockholder of its Certificate(s), the shares of shares of Acquirer Common Stock and any cash (including cash payment in lieu of fractional shares), in each case without interest thereon, to which such Dissenting Stockholder would have been entitled to under Section 2.3.

                                    ARTICLE 8
                      Conditions to Obligations of Company

     The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by any duly authorized officer thereof):

     8.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in Article 4 (as qualified by the Acquirer Disclosure Letter) will be true and correct, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct, on and as of such specified date or dates), except where the failure of such representations and warranties (individually or in the aggregate) to be true and correct has not had and cannot reasonably be expected to have a Material Adverse Effect on Acquirer (provided that any such representation or warranty which is itself qualified as to materiality shall be deemed to be not so qualified for the purposes hereof), and Company will have received a certificate dated the Closing Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer.

     8.2 Covenants. Acquirer will have performed and complied in all material respects with all of its covenants contained in this Agreement and the Acquirer Ancillary Agreements on or before the Closing (to the extent that such covenants require performance by Acquirer on or before the Closing), and Company will have received a certificate dated the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer.

     8.3 Compliance with Law. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any governmental authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Acquirer Ancillary Agreement or any Sub Ancillary Agreement. No litigation or proceeding will be pending or threatened which will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement.

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

     8.4 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

     8.5 Absence of Material Change. There will not have been any Material Adverse Change in Acquirer since March 31, 2002, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Company will have received a certificate dated the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer.

     8.6 Opinion of Acquirer's Counsel. Company will have received from Fenwick & West LLP, counsel to Acquirer, an opinion opining to the matters set forth in Exhibit G.

     8.7 Acquirer Board of Directors. Robert Finzi shall have been appointed or elected as a member of Acquirer's Board of Directors, effective upon the Effective Time.

                                   ARTICLE 9
                  Conditions to Obligations of Acquirer and Sub

     The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Sub, but only in a writing signed on behalf of Acquirer and Sub by Acquirer's Chief Executive Officer):

     9.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in Article 3 will be true and correct, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties will be true and correct, on and as of such specified date or dates), except where the failure of such representations and warranties (individually or in the aggregate) to be true and correct has not had and cannot reasonably be expected to have a Material Adverse Effect on Company (provided that any such representation or warranty which is itself qualified as to materiality shall be deemed to be not so qualified for the purposes hereof), and Acquirer will have received a certificate dated the Closing Date to such effect executed by Company's President and Chief Executive Officer. The representations and warranties of each Company Stockholder set forth in such Company Stockholder's Investment Representation Letter will be true and correct.

     9.2 Covenants. Company will have performed and complied in all material respects with all of its covenants contained in this Agreement and the Company Ancillary Agreements on or before the Closing (to the extent that such covenants require performance by Company on or before the Closing), and at the Closing Acquirer will have received a certificate dated the Closing Date to such effect executed by Company's President or Chief Executive Officer.

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

     9.3 Absence of Material Change. There will not have been any Material Adverse Change in Company since the Agreement Date, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Acquirer will have received a certificate dated the Closing Date to such effect executed by Company's President or Chief Executive Officer.

     9.4 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any governmental authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) as a result of the Merger or the other transactions contemplated hereby, Acquirer's right (or the right of any Subsidiary of Acquirer) to own, retain, use or operate any of its products, properties or assets (including equity, properties or assets of Company and its Subsidiaries) on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets.

     9.5 Government Consents. There will have been obtained at or before the Closing Date such consents, approvals, permits, orders, authorizations from, or registrations, declarations or filings with, and there will have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.

     9.6 Documents. Acquirer will have received the consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all Material Agreements and for Acquirer to consummate the transactions contemplated hereby, including consents to the transactions contemplated hereby from each Person identified on Schedule
3.5 of the Company Disclosure Letter.

     9.7 No Litigation. No litigation or proceeding will be pending or threatened which will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement. No litigation or proceeding will be pending which could reasonably be expected to have a Material Adverse Effect on Company or Acquirer.

     9.8 Opinion of Company's Counsel. Acquirer will have received from Wilson Sonsini Goodrich & Rosati, counsel to Company, an opinion substantially in the form attached hereto as Exhibit H.

     9.9 Requisite Approvals. The principal terms of this Agreement and the Merger will have been approved and adopted by the requisite vote or written consent of the Company Stockholders (including Company Stockholders holding at least 95% of Company Common Stock and Company Preferred Stock outstanding and including all holders of Company Series 3 Preferred Stock).

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

     9.10 Investment Representation Letters. Acquirer (a) will have received an executed counterpart of the Investment Representation Letter executed by each Company Stockholder that will receive Acquirer Common Stock pursuant to the Merger, and (b) must be reasonably satisfied that all such Company Stockholders are "accredited investors" within the meaning of Regulation D promulgated under the Securities Act and consequently the issuance of Acquirer Common Stock pursuant to the Merger will qualify for exemption from registration pursuant to Rule 506 of such Regulation D.

     9.11 Resignations of Directors and Officers. The persons holding the positions of a director and officer (or comparable position) of Company and each of its Subsidiaries, in office immediately before the Effective Time, will have resigned from such positions (or comparable positions) in writing effective as of the Effective Time.

     9.12 Closing Capitalization Certificate. Acquirer will have received the Closing Capitalization Certificate.

     9.13 Closing Certificates. Acquirer will have received the Closing Certificate and will have countersigned the Closing Certificate; provided, however, that such countersignature will not be deemed to be an agreement by Acquirer that the amounts set forth in the Closing Certificate are accurate and will not be deemed to be an acknowledgement or agreement by Acquirer that the representations set forth herein related to the subject matter thereto are true and correct or diminish Acquirer's remedies under this Agreement if the representations set forth herein related to the subject matter thereto are not true and correct. Acquirer will have received (a) a copy of the certificate of incorporation and the Bylaws of Company (as amended through the Closing Date), certified by the Secretary of Company as true and correct copies thereof as of the Closing, (b) a copy of the resolutions of the Board of Directors and the Company Stockholders evidencing the approval of this Agreement, the Company Ancillary Agreements, the Merger and the other matters contemplated hereby and thereby, (c) a certificate of the Secretary of Company certifying the names of the officers of Company authorized to sign this Agreement and the Company Ancillary Agreements, together with the true signatures of such officers, and
(d) good standing certificates issued by the Delaware Secretary of State and each of the states or other jurisdictions wherein Company is qualified to do business dated within ten (10) days of the Closing.

     9.14 Intentionally Omitted.

     9.15 Termination of Other Rights. All outstanding options (including the Company Options), all Company Warrants and other rights to acquire shares of Company Common Stock or Company Preferred Stock will have been terminated.

     9.16 Employment Matters. Each of the Key Employees will have executed and delivered to Acquirer the applicable Noncompetition Agreement and each such Noncompetition Agreement shall be in full force and effect.

     9.17 Bonus Plan and Unaccredited Company Stockholder Cashout Approval. Company's Employee Retention Bonus Plan and the payment of cash to Unaccredited Company Stockholders in lieu of Acquirer Common Stock pursuant to Section 2.9(b) will have been approved by the Company Stockholders as required by Sections 5.14(e) and 5.14(f).

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

     9.18 Transaction Expenses. Acquirer will have received a certificate (in form reasonably satisfactory to Acquirer) executed by Company's President and Chief Financial Officer setting forth an accurate schedule of the Transaction Expenses (as defined in Section 13.7) of Company (the "Company Transaction Expenses").

                                   ARTICLE 10
                            Termination of Agreement

     10.1 Termination. Subject to Section 10.2, this Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger by the Company Stockholders:

          (a) by the mutual written consent of Acquirer and Company, duly authorized and approved by each of Company's and Acquirer's boards of directors;

          (b) by either Acquirer or Company, if all conditions to such party's obligations to consummate the transactions contemplated hereby have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) will not be available to any party whose failure to fulfill any obligation hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;

          (c) by Acquirer (at any time before the adoption and approval of this Agreement and the Merger by the required vote of the Company Stockholders), if a Triggering Event (as defined below) will have occurred;

          (d) by Company, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained herein on the part of Acquirer, or if any representation or warranty of Acquirer will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Acquirer and which Acquirer has failed to cure within a reasonable time, not to exceed fifteen (15) days, after written notice thereof has been given to Acquirer by Company (except that no cure period will be provided for a breach by Acquirer which by its nature cannot be cured);

          (e) by Acquirer, if there has been a breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company, or if any representation or warranty of Company will have become untrue, in either case which has or can reasonably be expected to have a Material Adverse Effect on Company and which Company has failed to cure within a reasonable time, not to exceed fifteen (15) days, after written notice thereof has been given to Company by Acquirer (except that no cure period will be provided for a breach by Company which by its nature cannot be cured);

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

          (f) by either Company or Acquirer, if the approval and adoption of this Agreement, and the approval of the Merger, by the Company Stockholders will not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders Meeting or at any adjournment thereof or by written consent of the Company Stockholders; provided, however, that the right to terminate this Agreement under this Section 10.1(f) will not be available to Company where the failure to obtain the approval of the Company Stockholders will have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of the Voting Agreement by any party thereto other than Acquirer; or

          (g) by either Company or Acquirer, if (i) the Certificate of Merger is not filed in the office of the Delaware Secretary of State by the Termination Date for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(g)(i) will not be available to a party whose action or failure to act has been a principal cause of, or will have resulted in, the failure of such filing to occur on or before such date, or (ii) a permanent injunction or other order by any federal or state court which would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.

     Any termination of this Agreement under clauses (b) through (g) of this
Section 10.1 will be effective by the delivery of written notice of the terminating party to the other party hereto. For the purposes of this Agreement, a "Triggering Event" will be deemed to have occurred if: (i) Company's Board of Directors or any committee thereof will for any reason have withdrawn, or will have amended or modified in a manner adverse to Acquirer, its recommendation in favor of the adoption and approval of this Agreement or the approval of the Merger; (ii) Company will have failed to include in the information statement the recommendation of Company's Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger; (iii) Company's Board of Directors fails to reaffirm its recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger within ten (10) business days after Acquirer requests in writing that such recommendation be reaffirmed at any time following the public announcement (or other event that causes that causes a substantial number of Company Stockholders to become aware) of any Acquisition Proposal; or (iv) Company will have materially breached any of the provisions of Section 5.7.

     10.2 Effect of Termination. If this Agreement is terminated as provided in
Section 10.1, this Agreement will be of no further force or effect; provided, however, that this Section 10.2 and Article 13 will survive the termination of this Agreement and will remain in full force and effect. Any termination of this Agreement in accordance with this Section 10 will be without further obligation or Liability upon any party in favor of any other party hereto other than the obligations provided in the Non-Disclosure Agreement (as defined in Section 12.15); provided, however, that the termination of this Agreement will not relieve any party from any Liability for any willful or intentional breach of this Agreement; provided further that, prior to any termination pursuant to this
Article 10, nothing herein will limit or modify the obligation of Acquirer or Company to use the efforts required by this Agreement to cause the Merger to be consummated.

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                                   ARTICLE 11
            Survival of Representations, Indemnification and Remedies

     11.1 Survival of Representations. All representations and warranties of Company contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Release Date; provided, however, that the representations and warranties of the Company Stockholders contained in their Investment Representation Letters will remain operative and in full force and effect until the expiration of the applicable statute of limitations for claims against the Company Stockholders which seek recovery of Damages arising out of a breach of such representations or warranties; provided, further, that Acquirer and any Indemnified Person (as defined in Section 11.2(a)) will be entitled to seek recovery for fraud, willful misrepresentation or willful misconduct until the expiration of the applicable statute of limitations for any claim which seeks recovery of Damages. All representations and warranties of Acquirer and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the later of (a) the termination of this Agreement in accordance with its terms and (b) the Release Date. All covenants of the parties will survive according to their respective terms.

     11.2 Agreement to Indemnify.

          (a) Each Company Stockholder will severally, and not jointly, based on each Company Stockholder's Pro Rata Share and in accordance with the provisions of this Article 11 and the Escrow Agreement, indemnify and hold harmless Acquirer, the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs, damages, Liabilities and expenses, including reasonable attorneys' fees, other professionals' and experts' reasonable fees, and court or arbitration costs (hereinafter collectively referred to as "Damages") directly or indirectly incurred, paid or accrued by an Indemnified Person in connection with or resulting from or arising out of: (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by Company in this Agreement, the Company Disclosure Letter or in any agreement, certificate or document delivered during the period from the Agreement Date through the Effective Time (inclusive) by or on behalf of Company or an officer of Company pursuant hereto or (ii) any payments paid with respect to Dissenting Shares pursuant to Section 7.3 to the extent that such payments, in the aggregate, exceed the value of all cash and shares of Acquirer Common Stock (valued at the Acquirer Average Price Per Share) otherwise issuable pursuant to Section 2.2(b) upon conversion of such Dissenting Shares; provided, however, that the term "Damages" will not include any overhead costs of Acquirer personnel and the amount of Damages incurred by any Indemnified Person will be reduced by the amount of any insurance proceeds actually received by such

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Indemnified Person on account of such Damages and the amount of any direct tax savings actually recognized by such Indemnified Person that are directly attributable to such Damages, but will include any reasonable costs or expense incurred by such Indemnified Person to recover such insurance proceeds or to obtain such tax savings. The Indemnified Persons will use reasonable efforts to mitigate their Damages.

          (b) Each Company Stockholder will severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder's Investment Representation Letter.

     11.3 Limitations.

          (a) Basket. In seeking indemnification for Damages under Section 11.2(a), the Indemnified Persons will make no claim for Damages unless and until such Damages aggregate at least $50,000 (the "Basket"), in which event such Indemnified Persons may make claims for all Damages (including the first $50,000 thereof). Notwithstanding anything contained herein to the contrary, the Basket will not be applicable to any claim by any Indemnified Person for indemnification for (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder's Investment Representation Letter, (ii) any Damages arising from fraud, willful misrepresentation or willful misconduct, or (iii) any Damages for which indemnification may be sought pursuant to Section 11.2(b).

          (b) Limitation on Liability. The aggregate Liability of each Company Stockholder pursuant to Section 11.2(a) will be limited to that Company Stockholder's Pro Rata Share of the Escrow Fund (with Acquirer Common Stock valued at the Acquirer Average Price Per Share). Notwithstanding any other provision of this Agreement or the Escrow Agreement, no Company Stockholder will have Liability for indemnification pursuant to Section 11.2(b) for any Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by any other Company Stockholder in such other Company Stockholder's Investment Representation Letter. For purposes of this Section 11.3(b), each share of Acquirer Common Stock issued to the Company Stockholders in the Merger will be valued at the Acquirer Average Price Per Share. Notwithstanding the foregoing, the limitations on liability set forth in this Section 11.3(b) will not apply in the event of fraud, willful misrepresentation or willful misconduct by Company or such Company Stockholder.

          (c) Time Limit for Claims. Except with respect to Claims for Damages arising from or relating to (i) Company's or any Company Stockholder's fraud, willful misrepresentation or willful misconduct, or (ii) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder's Investment Representation Letter, each of which

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may be brought at any time within the applicable statute of limitations, no
Claim may be asserted or brought by Acquirer against the Company Stockholders after the Release Date; provided that any Claim asserted by Acquirer against the Company Stockholders prior to the Release Date may thereafter be resolved in accordance with the Escrow Agreement and recovery on such Claim may be had by the Acquirer or any other Indemnified Person as provided herein.

          (d) Exclusive Remedy. Except as otherwise provided in, and subject to, the Escrow Agreement, in seeking indemnification for Damages under Section 11.2(a), the Indemnified Persons shall exercise their remedies solely with respect to the Escrow Fund deposited in escrow pursuant to the Escrow Agreement. Notwithstanding the foregoing, the limitations set forth in this Section 11.3(d) will not apply (i) with respect to any and all Damages directly or indirectly incurred, paid or accrued in connection with or resulting from or and arising out of any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties or covenants given or made by such Company Stockholder in such Company Stockholder's Investment Representation Letter, or
(ii) in the event of fraud, willful misrepresentation or willful misconduct by Company or such Company Stockholder.

                                   ARTICLE 12
                                    Hold Back

     The Hold Back Fund (described in Section 2.4(d)) will be held by Acquirer for the benefit of the Company Stockholders whose shares of Company Series 3 Preferred Stock have been converted to cash and shares of Acquirer Common Stock pursuant to Section 2.2(b) or Section 2.3, subject to forfeiture to Acquirer in accordance with the following provisions (notwithstanding any representation, warranty, disclosure or covenant of Company in this Agreement, the Company Ancillary Agreements, or the Company Disclosure Letter).

     12.1 Additional Bookings; Forfeiture. At 7:00 p.m. (Pacific Time) on the Hold Back Release Date, the Converted Bookings Shortfall Amount (as defined below) shall be forfeited from the Hold Back Fund to Acquirer, without the need for any further action on the part of Acquirer, Company, Representative or any Company Stockholder and without the issuance or payment of any consideration therefore. Mr. Vetras has agreed to use his reasonable best efforts to secure the Quality Bookings under the direction of the Chief Executive Officer of Acquirer. In the event of a disagreement regarding whether a contract qualifies as a Quality Booking (as defined below), the Chief Executive Officer of Acquirer and Mr. Vetras shall attempt in good faith to agree upon the rights of the respective parties with respect to such contract. In the event that the Chief Executive Officer of Acquirer and Mr. Vetras are unable to settle such disagreement regarding whether a contract qualifies as a Quality Booking (as defined below), the Norman Fogelsong and Fred Harman shall attempt in good faith to agree upon the rights of the respective parties with respect to such contract.

     12.2 Recovery of Acquirer Expenses. If, for any reason, Company, Acquirer, the Surviving Corporation and their respective officers, directors, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act, directly or indirectly pays any reasonable attorneys' fees, other professionals' or experts' reasonable fees,

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or court or arbitration costs in connection with any rightful forfeiture pursuant to Section 12.1, or any challenge or contest of such a rightful forfeiture ("Forfeiture Expenses"), Acquirer will be entitled to be reimbursed by the Company Stockholders for such payment and, if not so reimbursed, Acquirer will be entitled to treat the amount of such Forfeiture Expenses as an additional forfeiture of a portion of the remaining Hold Back Fund (without the need for any further action on the part of Acquirer, Company, Representative or any Company Stockholder and without the issuance or payment of any consideration therefore) or as Damages recoverable under Section 11.2, without giving effect to the Basket; provided, however, that in the event of a wrongful forfeiture under this Article 12, the Company Stockholders will be entitled to be reimbursed by Acquirer for any reasonable attorneys' fees, other professionals' or experts' reasonable fees, or court or arbitration costs in connection with such wrongful forfeiture.

     12.3 Notice of Forfeiture. Acquirer will give a prompt written notice (executed by an officer of Acquirer) to the Representative of a forfeiture pursuant to this Article 12 (a "Notice of Forfeiture"), but not later than the day that is ten (10) days following the Hold Back Release Date. A delay on the part of Acquirer in giving the Representative a Notice of Forfeiture will have no effect on any forfeiture pursuant to this Article 12 or relieve the Representative or any Company Stockholder from any of its obligations related to recovery of Forfeiture Expenses as Damages under Section 11.2 (pursuant to
Section 12.2) unless (and then only to the extent that) the Representative or the Company Stockholders are materially prejudiced thereby.

     12.4 Increase in Hold Back Fund. In the event that the Amount of Quality Bookings (as defined below) exceeds the Bookings Target Amount (as defined below), Acquirer will add to the Hold Back Fund an amount of cash equal to the product of (a) the difference obtained by subtracting (i) the Bookings Target Amount, from (ii) the Amount of Quality Bookings, multiplied by (b) 0.45, which amount of cash will be distributed to Company Stockholders in accordance with the provisions of Section 12.5.

     12.5 Release of Remaining Hold Back Fund. Within ten (10) days following the Hold Back Release Date, Acquirer shall deliver to each Company Stockholder such Company Stockholder's Pro Rata Share of the amounts remaining in the Hold Back Fund (if any) after all forfeitures, if any, made pursuant to this Article 12, provided that the proportion of shares of Acquirer Common Stock and cash so delivered to a Company Stockholder shall be the same for each Company Stockholder, with any cash amount delivered to each Company Stockholder rounded to the nearest whole cent.

     12.6 Definitions. For the purposes hereof, the following terms shall have their respective meanings as set forth below:

     "Converted Bookings Shortfall Amount" means number of shares of Acquirer Common Stock equal to the quotient resulting from dividing (a) the product of
(i) the Bookings Shortfall Amount, multiplied by (ii) 0.45, by (b) $2.00, rounded to the nearest whole share.

     "Bookings Shortfall Amount" means the amount that Bookings Target Amount exceeds the Amount of Quality Bookings.

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         "Bookings Target Amount" means $4,900,000.

         "Amount of Quality Bookings" means the aggregate amount of all contractually-bound and non-cancelable fees payable to Acquirer or the Surviving Corporation under all Quality Bookings entered into between July 26, 2002 and 7:00 p.m. (Pacific Time) on the Hold Back Release Date, for the following: (a) the license of Company-owned software; (b) the provision of Company ASP Services; (c) the provision of software maintenance service for Company-owned software; (d) all set up and implementation services provided in conjunction with the license of Company-owned software or the provision of Company ASP Services (and not provided on a stand-alone basis); (e) training fees; and (f) any additional fees, which additional fees have been approved in advance and in writing by the Chief Executive Officer of Acquirer.

         "Quality Booking" means a transaction with a Person identified in the Schedule of Potential Bookings (as defined below) in which all of the following conditions are satisfied in the reasonable judgment of the Chief Executive Officer of Acquirer: (a) all elements of the transaction shall be made pursuant to one or more written agreements signed by all parties thereto and delivered to Acquirer between the Agreement Date and 7:00 p.m. (Pacific Time) on the Hold Back Release Date; (b) the transaction shall be entered into only between Acquirer (or Surviving Corporation) and any of the Persons identified in the Schedule of Potential Bookings; (c) no fee set forth in the transaction shall be discounted more than (i) 40% off of Company's list pricing therefor as set forth in Company's pricing models in effect as of July 1, 2002, with respect to license fees, (ii) 35% off of Company's list pricing therefor as set forth in Company's pricing models in effect as of July 1, 2002, with respect to fees for company ASP services, (iii) 10% off of Company's list pricing therefor as set forth in Company's pricing models in effect as of July 1, 2002, with respect to fees for professional services, and (iv) 10% off of Company's list pricing therefor as set forth in Company's pricing models in effect as of July 1, 2002, with respect to other fees; (d) the transaction is negotiated by or on behalf of Acquirer (or Surviving Corporation) only by such individuals as approved in advance and in writing by the Chief Executive Officer of Acquirer; and (e) all other terms of the transaction must be reasonably acceptable to the Chief Executive Officer of Acquirer.

         "Schedule of Potential Bookings" means the Schedule of Potential Bookings included in the Company Disclosure Letter, setting forth the identity of each proposed customer.

         "Company ASP Services" means the provision of the following services performed by Company to a given end-user customer pursuant to the terms of a written end-user agreement with such customer: (a) the provision of remote access to Company-owned software through the Internet or other means for such customer's internal business use; and/or (b) the provision of the application hosting and application management of such Company-owned software for such customer, including the management of the enabling application infrastructure for such software.

                                   ARTICLE 13
                               General Provisions

         13.1 Governing Law; Submission to Jurisdiction. The internal laws of the State of Delaware, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

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         13.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; except that Acquirer may, without the consent of any other party hereto, assign this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements to (a) by operation of law, or (b) in connection with any merger, consolidation or sale of all or substantially all of its assets or in connection with any similar transaction. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this
Section 13.2 will be void.

         13.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.

         13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected hereon as signatories and have been delivered by each party to each other party (whether in facsimile or original form).

         13.5 Other Remedies; Specific Performance. Except as otherwise provided herein, and subject to Sections 11.1 and 11.3(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

         13.6 Amendment and Waivers. This Agreement may not be amended or modified except by an instrument in writing signed by Acquirer, Sub and Company. This Agreement may be amended by the parties hereto as provided in this Section
13.6 at any time before or after approval of this Agreement by the Company Stockholders, but, after such approval, no amendment will be made which by Applicable Law requires the further approval of the Company Stockholders without obtaining such further approval. Following the Effective Time, this Agreement may be amended by a written agreement executed by (i) beneficial owners of a

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majority of the Escrow Fund at such time (with Escrow Shares valued at the
Acquirer Average Price Per Share), and (ii) Acquirer. At any time prior to the Effective Time, each of Company and Acquirer, by action taken by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         13.7 Expenses. Each party will bear its respective expenses and fees incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals ("Transaction Expenses"); provided that the reasonable fees of Deloitte & Touche LLP for services provided after the Closing in connection with the inclusion of financial statements of Company in a Current Report on Form 8-K to be filed with the SEC shall not be included in "Transaction Expenses" for the purposes this Agreement. Notwithstanding the foregoing, if the Merger is consummated, Acquirer will pay the reasonable Transaction Expenses of Company, not to exceed a total of $200,000. If, for any reason, Acquirer directly or indirectly pays any Transaction Expenses of Company that are not included in the Excess Transaction Expenses for purposes of calculating the Consideration Reduction Amount ("Unpaid Transaction Expenses"), Acquirer will be entitled to be reimbursed by the Company Stockholders for such payment and, if not so reimbursed, Acquirer will be entitled to treat the Unpaid Transaction Expenses as Damages recoverable under Section 11.2, without giving effect to the Basket.

         13.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, including the provisions of Section 11, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         13.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, three (3) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may have furnished to the other parties by written notice given in accordance with this Section 13.9:

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                   (a)     If to Acquirer or Sub:

                           Concur Technologies, Inc.
                           6222 185/th/ Ave. N.E.
                           Redmond, WA 98052
                           Attention: General Counsel
                           Phone: (425) 497-7394
                           Fax: (415) 497-5930

                           with a copy to:

                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, CA 94306
                           Attention: Matthew P. Quilter, Esq.
                           Phone: (650) 494-0600
                           Fax: (650) 494-1417

                   (b)     If to Company:

                           Captura Software, Inc.
                           6710 108/th/ Street N.E.
                           Kirkland, Washington  98033
                           Attention: President
                           Phone: (425) 803-6000
                           Fax: (425) 803-6446

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati, P.C.
                           5300 Carillon Point
                           Kirkland, Washington 98033
                           Attention: Patrick J. Schultheis, Esq.
                                      Robert F. Kornegay, Esq.
                           Phone: (425) 576-5800
                           Fax: (425) 576-5899

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                    (c)    If to the Representative:

                           Fred Harman
                           c/o Oak Investment Partners
                           525 University Avenue, Suite 1300
                           Palo Alto, California 94301
                           Tel: (650) 614-3700
                           Fax: (650) 328-6345

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati, P.C.
                           5300 Carillon Point
                           Kirkland, Washington 98033
                           Attention: Patrick J. Schultheis, Esq.
                                      Robert F. Kornegay, Esq.
                           Phone: (425) 576-5800
                           Fax: (425) 576-5899

         13.10 Intentionally Omitted.

         13.11 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference will be deemed to include the business of all Subsidiaries of such entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated hereby and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.

         13.12 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         13.13 Public Announcement. Upon or following execution of this Agreement, Acquirer may issue a press release, previously reviewed by Company and approved by Company (which approval will not be unreasonably withheld or delayed), announcing the Merger. Thereafter, Acquirer may issue such press releases, and make such other disclosures regarding the Merger, as

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it reasonably and in good faith determines are required under Applicable Laws, including securities laws or regulatory rules. Prior to the publication of such initial press release, Company and the Representative will not make any public announcements relating to this Agreement or the transactions contemplated herein or otherwise communicate with any news media without the prior written consent of Acquirer, and Company will use all reasonable efforts to prevent any trading in Acquirer Common Stock by its officers, directors, employees, stockholders and agents.

         13.14 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement, and that they will each utilize all reasonable efforts to satisfy all the conditions to Closing on or before the Termination Date.

         13.15 Confidentiality. Company and Acquirer each confirm that they have entered into the Mutual Confidentiality Agreement dated July 8, 2002 (the "Non-Disclosure Agreement") and that they are each bound by, and will abide by, the provisions of the Non-Disclosure Agreement. If this Agreement is terminated, the Non-Disclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement.

         13.16 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Non-Disclosure Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties.

         13.17 Waiver of Jury Trial. EACH OF ACQUIRER, COMPANY, SUB AND THE REPRESENTATIVE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, COMPANY, SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Concur Technologies, Inc.                     Captura Software, Inc.


By: /s/ Steven Singh                          By: /s/ Daniel P. Vetras
   ---------------------------------              ------------------------------
Name: Steven Singh                            Name: Daniel P. Vetras
Title: President and CEO                      Title: President and CEO


Canoe Acquisition Corp.


By: /s/ John Adair
   ---------------------------------
Name: John Adair
Title: Director


Representative


/s/ Fred Harman
------------------------------------
Fred Harman

            [Signature Page to Agreement and Plan of Reorganization]

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                                  Exhibit List

Exhibit A          Form of Voting Agreement
Exhibit B-1        Form of Investment Representation Letter (Major Stockholders)
Exhibit B-2        Form of Investment Representation Letter (Other Stockholders)
Exhibit B-3        Form of Letter Agreement (Unaccredited Stockholders)
Exhibit C          Form of Certificate of Merger
Exhibit D          Form of Escrow Agreement
Exhibit E          Form of Declaration of Registration Rights
Exhibit F          Form of Noncompetition Agreement
Exhibit G          Form of Opinion of Counsel to Acquirer
Exhibit H          Form of Opinion of Counsel to Company

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